UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
 _____________________________________

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☐	Soliciting Material Pursuant to §240.14a-12
ENSTAR GROUP LIMITED
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF THE 2020 ANNUAL GENERAL MEETING AND PROXY STATEMENT

ENSTAR

Dear Fellow Shareholders:
On behalf of Enstar Group Limited's Board of Directors, I invite you to join us online for our 2020 Annual General Meeting of Shareholders on Thursday, June 11, 2020 at 9:00 a.m. Atlantic time. Due to public health and travel concerns related to the coronavirus (COVID-19) pandemic, this year’s Annual General Meeting will be held solely by means of a virtual meeting over live webcast. The matters we will vote on are described in the notice of the Annual General Meeting and the Proxy Statement that follow. I also encourage you to read our 2019 Annual Report on Form 10-K.
Enstar remains a leader in the run-off space and our business is fundamentally strong. Through innovation, discipline, financial optimization and operational excellence, we are delivering market-leading insurance solutions and providing long-term value for shareholders.
Enstar has grown significantly in asset size, with over $14.7 billion of cash and investments at year-end, up from $12.5 billion in the prior year. Increasingly, our invested assets drive a substantial amount of our earnings, as evident from our 2019 financial results. Our net earnings were $902.2 million for the year, or $41.43 per fully diluted ordinary share, the highest in our history by far, primarily driven by realized and unrealized gains on investments. This was in sharp contrast to consolidated net losses in 2018 of $162.4 million, a loss of $7.84 per fully diluted share, highlighting the impact of market volatility on our investment portfolios.
In our core Non-life Run-off segment, our claims teams again expertly managed our $11.3 billion of loss reserves and defendant asbestos and environmental liabilities. Claims management continues to be our "front office," a characteristic that is unique to Enstar.
Our strength in managing claims allows us to continue to acquire new business, and at the Board level we spend considerable time overseeing the execution of our acquisition strategy. In addition to reinsurance-to-close and more traditional reinsurance solutions, we remained active in the corporate space, acquiring Morse TEC in October 2019, which built upon the initial success of our acquisition of Dana Companies in 2016 and other recent transactions. These corporate legacy solutions expand our client base and offer greater investment flexibility than a traditional (re)insurance deal.
With Enstar's growth comes a Board responsibility to oversee our operational platform and technological resources, as well as the related risks. Through our annual Board evaluation process, we identified the need to build greater expertise in these areas. Following an extensive search process, we were pleased to have Myron Hendry, formerly the Chief Platform Officer of XL Catlin, join our Board as an independent director in July.
We did not make any significant changes to our compensation programs for 2019, and compensation reported for the year reflected maximum achievement of the corporate financial component of our annual incentive award program due to our strong 2019 results. Executive bonuses therefore increased relative to 2018, when we did not meet the threshold levels of corporate financial performance. During the year, the Compensation Committee focused on securing and incentivizing our leadership team, and in January 2020, we announced new employment agreements and long-term incentive awards with our Chief Executive Officer, President and Chief Operating Officer for terms continuing into 2023.
Compensation Committee Chairman Rick Becker and I engaged with our shareholders and proxy advisory firms for the fifth consecutive year, an exercise which has continued to provide us with valuable insight. For the benefit of those who have not been involved in our shareholder engagement meetings, the Proxy Statement includes a summary of the primary issues we covered. We encourage shareholders interested in speaking with us to participate next year.
I urge you to vote as soon as possible using the internet, telephone, or, if you received a proxy/voting instruction card, by marking, dating, and signing it, and returning it by mail. All of our directors look forward to better times when we can safely convene in person. In the meantime, I hope you join us online for the 2020 Annual General Meeting.
Thank you for your continued support.

Sincerely,

Robert J. Campbell
Chairman of the Board

ENSTAR GROUP LIMITED
NOTICE OF 2020 ANNUAL GENERAL MEETING OF SHAREHOLDERS
June 11, 2020
To the shareholders of Enstar Group Limited:
Notice is hereby given that the 2020 Annual General Meeting of Shareholders of Enstar Group Limited (the "Company") will be held at the following location and for the following purposes:

When:	Thursday, June 11, 2020 at 9:00 a.m. Atlantic time (8:00 a.m. Eastern time)
Where:	The Annual General Meeting can be accessed virtually via the Internet by visiting www.virtualshareholdermeeting.com/ESGR2020.
Items of Business:	1.	To elect four Class II Directors nominated by our Board of Directors to hold office until 2023.
	2.	To hold an advisory vote to approve executive compensation.
3.
To ratify the appointment of KPMG Audit Limited as our independent registered public accounting firm for 2020 and to authorize the Board of Directors, acting through the Audit Committee, to approve the fees for the independent registered public accounting firm.

Who Can Vote:	Only holders of record of our voting ordinary shares at the close of business on April 15, 2020 are entitled to notice of and to vote at the meeting.
You are cordially invited to attend the virtual Annual General Meeting. Due to public health and travel concerns related to the COVID-19 pandemic, this year’s Annual General Meeting will be held solely by means of a virtual-only meeting over live webcast. So long as you were a holder of record of our voting ordinary shares as of the close of business on April 15, 2020, you or your proxyholder can attend the meeting, submit your questions, and vote your shares electronically at the virtual Annual General Meeting by visiting www.virtualshareholdermeeting.com/ESGR2020 and using your control number included in the proxy materials. During the meeting, you will be able to ask questions and will have the opportunity to vote to the same extent as you would at an in-person meeting of shareholders.
To ensure that your vote is counted at the meeting, please vote as promptly as possible. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your vote by proxy is revocable at your option in the manner described in the proxy statement.

By Order of the Board of Directors,

Audrey B. Taranto
General Counsel and Corporate Secretary
Hamilton, Bermuda
April 28, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 11, 2020
This notice of meeting, the proxy statement, the proxy card and the annual report to shareholders for the year ended December 31, 2019 are available at https://investor.enstargroup.com/annual-reports.

PROXY STATEMENT SUMMARY
To assist you in reviewing our proxy statement, we have summarized several key topics below. The following description is only a summary and does not contain all of the information that you should consider before voting. For more complete information, you should carefully review the rest of our proxy statement, as well as our Annual Report to Shareholders for the year ended December 31, 2019.
Annual General Meeting of Shareholders Information

Date and Time	Place
June 11, 2020	The Annual General Meeting can be accessed virtually via the Internet by visiting: www.virtualshareholdermeeting.com/ESGR2020
9:00 a.m., Atlantic time
Record Date	Voting
April 15, 2020	Your vote is very important and we urge you to vote as soon as possible. See Question and Answer No. 10 on Page 2 for voting instructions

Voting Matters

Proposal	Board of Directors’ Vote Recommendation	Page References
1. Election of Directors: B. Frederick Becker James Carey W. Myron Hendry, Jr. Hitesh Patel	FOR the Director Nominees	Page 6 (Nominee Biographies) Page 58 (Proposal No. 1)
2. Advisory Approval of Enstar’s Executive Compensation	FOR	Page 32 (Compensation Discussion and Analysis) Page 47 (Summary Compensation Table) Page 59 (Proposal No. 2)
3. Ratification of KPMG Audit Limited as the Independent Registered Public Accounting Firm for 2020	FOR	Page 60 (Proposal No. 3) Page 60 (Audit and Non-Audit Fees Table)
Board Composition
The following describes our current Board composition and current committee assignments of each of our directors.

Director	Director Since	Age	Primary Occupation	Independent	Board Committee Membership*	Other Current Public Boards
Robert Campbell (Chairman)	2007	71	Partner, Beck Mack and Oliver	☑	AC, CC, NGC, IC, EC	1
Dominic Silvester	2001	59	CEO, Enstar Group Limited		EC	0
B. Frederick Becker	2015	73	Chairman, Dorada Holdings Ltd. (Bermuda)	☑	AC, CC, NGC	0
James Carey	2013	53	Senior Principal, Stone Point Capital		IC	1
Hans-Peter Gerhardt	2015	64	Former CEO of Asia Capital Re, PARIS RE and AXA Re	☑	RC	0
W. Myron Hendry	2019	71	Former Executive Vice President and Chief Platform Officer, XL Catlin	☑	NGC, RC	0
Jie Liu	2017	41	Partner, Hillhouse Capital		IC	0
Paul O’Shea	2001	62	President, Enstar Group Limited			0
Hitesh Patel	2015	59	Former CEO, Lucida plc; former KPMG Partner	☑	AC, NGC, RC	0
Poul Winslow	2015	54	Managing Director, CPPIB	☑	CC, IC, EC	0
*Committee Legend: AC - Audit CC - Compensation NGC - Nominating and Governance RC - Risk IC - Investment EC - Executive

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Board Statistics

●	Added 1 new director in 2019 (Myron Hendry)		●	Global Perspective: 6:4 ratio of Internationally Residing vs. US Directors
●	Average Board Tenure:	8 years	●	Average Board Age:	61
●	Median Board Tenure:	5 years	●	Median Board Age:	61
Corporate Governance
Enstar is committed to sound governance, and we employ a number of practices that the Board believes are in the best interests of the Company and our shareholders. Highlights of these practices are listed below.

●	An independent director serves as Chairman of the Board	●	No "over-boarding" - none of our current directors serve on the Board of more than one other publicly traded company
●	Board Diversity Policy	●	Shareholder engagement program to solicit feedback on governance and compensation programs
●	Robust Share Ownership Guidelines for executives and non-employee directors	●	Shareholder advisory vote on executive compensation held annually
●	Majority voting standard in uncontested elections of directors	●	Compensation Committee engages an independent compensation consultant
●	No super-majority voting requirements other than as required by Bermuda law	●	Clawback Policy
●	No shareholder rights plan ("poison pill")	●	Robust code of conduct that requires all employees and directors to adhere to high ethical standards
●	Annual risk assessment of compensation programs	●	Regular executive sessions of independent directors
●	Annual Board and Committee performance evaluations	●	Anti-hedging policy (applicable to directors and all employees)
●	Majority of independent directors, entirely independent Audit, Compensation, and Nominating and Governance Committees	●	Equity incentive plan prohibits re-pricing of underwater stock options and stock appreciation rights

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Business Highlights
Enstar is a multi-faceted insurance group that offers innovative capital release solutions and specialty underwriting capabilities through its network of group companies in Bermuda, the United States, the United Kingdom, Continental Europe, Australia, and other international locations. Select highlights of 2019 included:

Significant growth through acquisitions:
●	Total assets increased by 17.0% from $16.6 billion in 2018 to $19.4 billion in 2019.
●	We acquired $2.8 billion of gross loss reserves during 2019 through the completion of new run-off transactions.
●	Losses and loss adjustment expenses and other asbestos and environmental liabilities increased by 17.3% during 2019 due to significant acquisition activity during the year.

Significant increase in book value per share:
●	Fully diluted book value per share was $197.93 as of the end of 2019, compared to $155.94 at the end of 2018.
●	Since initiating our public listing process in 2006, our fully diluted book value per share has increased at a 15.1% compound annual growth rate.

Posted record net earnings of $938.1 million:
●	Net earnings of $938.1 million for the year were primarily the result of realized and unrealized gains on our investments, partially offset by losses in our StarStone segment.
●	Reduction in prior period estimates of net ultimate losses in the Non-life Run-off segment of $220.0 million.
●
StarStone losses driven primarily by losses from exited lines of business, reserve strengthening in U.S. casualty, and prior year adverse development, as we worked to reposition and remediate the business.

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Executive Compensation
Philosophy:
We are a rapidly growing company operating in an extremely competitive and changing industry. Our compensation program is based on these core principles:

Incentivize performance consistent with clearly defined corporate objectives
Align our executives’ long-term interests with those of our shareholders
Fairly compensate our executives
Retain and attract qualified executives who are able to contribute to our long-term success
2019 Performance Versus Peers:

*
Source: S&P Market Intelligence for peer company data. Peer group includes the companies selected as our peers by our Compensation Committee, as described in "Compensation Discussion and Analysis - Peer Group."

Key Compensation Decisions for 2019 Performance Year:
Our Compensation Committee made the key compensation decisions listed below.

•
CEO / President / COO Long-term Incentives - No new long-term equity incentive awards were granted in 2019 to these executive officers following grants made to them in 2017 that covered a three-year period. New long-term equity incentive awards were made in January 2020 intended to cover new three-year periods.

•
Annual Incentive Awards - Maximum levels of Company financial performance measures were achieved in our annual incentive program, which led to full realization of the financial performance portion of the executive officers' award potential. Achievement of individual performance objectives were assessed at levels ranging from "threshold" to "exceeds."

•
Other Long-term Incentives - The CFO and CIO received long-term equity incentive awards as part of annual award consideration, consisting of 65% performance share units ("PSUs") and 35% restricted share units ("RSUs"). The CIO received an RSU retention award that cliff vests on the third anniversary of grant date.

Enstar Group Limited	iv	2020 Proxy Statement

Shareholder Engagement:

Results of 2019 Say-on-Pay: At last year's annual general meeting held on June 11, 2019, our shareholders approved the compensation of our executive officers with 85% of the total votes cast in favor of the proposal. This was a slight decrease from 2018. Our Board of Directors primarily attributes the decrease to our 2018 financial performance and certain features of our compensation program that reflect Enstar's unique business and structure.

Engagement with Large Shareholders: In 2019, we sought feedback from our large shareholders and proxy advisory firms, speaking to the holders of approximately 19% of our outstanding voting shares, as described on page 43. We also spoke to two major proxy advisory firms, and invited conversations with several additional significant shareholders who advised that they did not feel a need to meet with us this year. Directors whose firms represent an additional 23% of our outstanding voting ordinary shares are actively involved in our Board's oversight of compensation and governance matters, and were not included in the engagement program.

Cautionary Statement Regarding Forward-Looking Statements
This proxy statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to our financial condition, results of operations, business strategies, operating efficiencies, competitive positions, growth opportunities, plans and objectives of our management, as well as the markets for our securities and the insurance and reinsurance sectors in general. Statements that include words such as "estimate," "project," "plan," "intend," "expect," "anticipate," "believe," "would," "should," "could," "seek," "may" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise. Forward- looking statements may appear throughout this proxy statement, including in the Chairman's letter and Annual Incentive Plan section of Compensation Discussion & Analysis.
These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Investors are cautioned that any such forward-looking statements speak only as of the date they are made, are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. In particular, the evolving COVID-19 pandemic has caused significant economic and financial turmoil globally, as well as uncertainty in the financial markets, which has caused declines in the market value of our invested assets. Due to the global uncertainty, we are unable to predict the longer-term effects of the pandemic on our business at this time. Additional important risk factors regarding Enstar can be found under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2019. Furthermore, Enstar undertakes no obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law.
This proxy statement speaks as of the date of mailing. However, the discussion about our financial, operational and strategic performance relating to fiscal year 2019 has not been edited to provide any update with respect to COVID-19 or our 2020 results of operations or financial performance.

Enstar Group Limited	v	2020 Proxy Statement

ENSTAR GROUP LIMITED
Windsor Place, 3rd Floor
22 Queen Street
Hamilton, Bermuda

PROXY STATEMENT
2020 ANNUAL GENERAL MEETING OF SHAREHOLDERS
QUESTIONS AND ANSWERS

1.	Why am I receiving these proxy materials?
We have made these proxy materials available to you on the internet or, in some cases, have delivered printed copies of these proxy materials to you by mail in connection with the solicitation of proxies by the Board of Directors (the "Board") of Enstar Group Limited (the "Company") for use at the 2020 Annual General Meeting of Shareholders of the Company to be held on Thursday, June 11, 2020 at 9:00 a.m. Atlantic time. Due to concerns regarding COVID-19, this year’s Annual General Meeting will be held via the internet and will be a completely virtual meeting hosted by members of our management team in Bermuda. These proxy materials are first being sent or given to shareholders on April 28, 2020. You are invited to attend the virtual Annual General Meeting and are requested to vote on the proposals described in this proxy statement.

2.	Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials via the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy are included in the Notice. In addition, shareholders may request proxy materials in printed form by mail or electronically by email on an ongoing basis.
We believe that providing access to our proxy materials via the internet will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our Annual General Meeting because we will print and mail fewer full sets of materials.

3.	What is included in these proxy materials?
These "proxy materials" include this proxy statement, our Annual Report to Shareholders for the year ended December 31, 2019 and, if you received printed copies of the proxy materials by mail, the proxy card. We have included the Annual Report for informational purposes and not as a means of soliciting your proxy.

4.	What matters are being voted on at the Annual General Meeting?
 Shareholders will vote on the following proposals at the Annual General Meeting:

1.	To elect four Class II Directors nominated by our Board of Directors to hold office until 2023.

2.	To hold an advisory vote to approve executive compensation.

3.
To ratify the appointment of KPMG Audit Limited ("KPMG") as our independent registered public accounting firm for 2020 and to authorize the Board of Directors, acting through the Audit Committee, to approve the fees for the independent registered public accounting firm.

4.	To transact such other business as may properly come before the meeting and any postponement or adjournment thereof.

5.	What are the Board’s voting recommendations?
 The Board recommends that you vote your shares:

1.	"FOR" the nominees to serve on our Board (Proposal No. 1).

Enstar Group Limited	1	2020 Proxy Statement

2.	"FOR" advisory approval of the resolution on our executive compensation (Proposal No. 2).

3.
"FOR" the ratification of the appointment of KPMG as our independent registered public accounting firm for 2020 and the authorization of our Board, acting through the Audit Committee, to approve the fees for the independent registered public accounting firm (Proposal No. 3).

6.	How can I get electronic access to the proxy materials?
 The Notice includes instructions regarding how to:

1.	View on the internet our proxy materials for the Annual General Meeting; and

2.	Instruct us to send future proxy materials to you by email.
Our proxy materials are also available on our website under "Annual General Meeting Materials" at https://investor.enstargroup.com/annual-reports.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

7.	Who may vote at the Annual General Meeting?
Only holders of record of our voting ordinary shares as of the close of business on April 15, 2020 (the "record date") are entitled to notice of and to attend and vote at the Annual General Meeting. As used in this proxy statement, the term "ordinary shares" does not include our non-voting convertible common shares. As of the record date, there were 18,620,876 ordinary shares issued and outstanding and entitled to vote at the Annual General Meeting, which number includes 9,483 unvested restricted shares. Except as set forth in our bye-laws, each ordinary share entitles the holder thereof to one vote.

8.	What is the difference between a shareholder of record and a beneficial owner of shares held in street name?
Shareholder of Record. If your shares are represented by certificates or book entries in your name so that you appear as a shareholder on the records of American Stock Transfer & Trust Company, our stock transfer agent, you are considered the shareholder of record with respect to those shares, and the Notice or, in some cases, the proxy materials, were sent directly to you. If you request printed copies of the proxy materials, you will also receive a proxy card.
Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar institution, then you are the beneficial owner of shares held in street name and the Notice was forwarded to you by that institution. The institution holding your account is considered the shareholder of record for purposes of voting at the Annual General Meeting. As a beneficial owner, you have the right to instruct that institution on how to vote the shares held in your account.

9.	What do I do if I received more than one Notice or proxy card?
If you receive more than one Notice or proxy card because you have multiple accounts, you should provide voting instructions for all accounts referenced to be sure all of your shares are voted.

10.	How do I vote?
We hope that you will be able to attend the virtual Annual General Meeting. Whether or not you expect to attend the Annual General Meeting, we urge you to vote your shares at your earliest convenience by one of the methods described below, so that your shares will be represented.

Enstar Group Limited	2	2020 Proxy Statement

Shareholders of record can vote any one of these ways:

VIA THE INTERNET
Before the Annual General Meeting: You may vote by proxy via the internet by following the instructions provided in the Notice.

At the Annual General Meeting: You may vote your shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/ESGR2020. To enter the meeting, holders will need the control number that is printed in the box marked by the arrow on your proxy card. We recommend logging in at least 15 minutes before the meeting to ensure you are logged in when the meeting starts.

BY MAIL	If you received printed copies of the proxy materials, you may vote by proxy by filling out the proxy card and sending it back in the envelope provided.
BY TELEPHONE	You may vote by proxy by calling the telephone number found on the internet voting site or on the proxy card, if you received a printed copy of the proxy materials.
If you own shares in street name, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting also will be offered to shareholders owning shares through most banks and brokers. If you own shares in street name and you wish to attend and/or vote your shares at the virtual Annual General Meeting, you must (i) obtain a legal proxy from the institution that holds your shares, (ii) obtain your control number so that you may access the webcast and (iii) attend the Annual General Meeting, or permit a personal representative with the legal proxy, to vote at the virtual Annual General Meeting. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy.

11.	What is the voting deadline if voting by internet or telephone?
 If you vote by internet (before the Annual General Meeting) or by telephone, you must transmit your vote by 11:59 p.m. Eastern time on June 10, 2020.

12.	Why is the Annual General Meeting being webcast online?
Due to the impact of the COVID-19 pandemic and to support the health and safety of our shareholders and other participants at the Annual General Meeting, this year’s meeting will be a virtual meeting of shareholders held via a live audio webcast. The virtual meeting will provide shareholders with the same rights as a physical meeting.

13.	How can I attend and participate in the virtual Annual General Meeting?
You may attend the virtual Annual General Meeting if you were an Enstar shareholder of record as of the close of business on April 15, 2020 or you hold a valid proxy for the Annual General Meeting. You may attend the meeting by accessing the webcast of the Annual General Meeting, where you will be able to listen to the meeting live, submit questions, and vote online. To do so, you will need to visit www.virtualshareholdermeeting.com/ESGR2020 and use your control number provided in the proxy materials to gain access to the website. If your shares are held in street name, you should follow the directions set forth above in the “How do I vote?” section. If you do not have your control number, you will not be able to join the Annual General Meeting, vote at the Annual General Meeting, or ask questions or access the list of shareholders as of the record date at the Annual General Meeting. If you attend the virtual Annual General Meeting by participating in the webcast, you will also be able to cast your vote, or revoke a previous vote, during the Annual General Meeting. The meeting webcast will begin promptly at 9:00 a.m. Atlantic time (8:00 a.m. Eastern time). We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. Atlantic time (7:45 a.m. Eastern time), and you should allow ample time for the check-in procedures.

14.	Can I ask questions at the Annual General Meeting?
Yes, shareholders of record as of the record date will be able to ask questions by joining the virtual Annual General Meeting and typing their question in the box in the Annual General Meeting portal. To help ensure that we have a productive and efficient meeting, and in fairness to all those in attendance, shareholders will also find posted our rules

Enstar Group Limited	3	2020 Proxy Statement

of conduct for the Annual General Meeting when logging in prior to the start of the meeting. In accordance with the rules of conduct, we ask that shareholders limit their remarks to one brief question or comment that is relevant to the Annual General Meeting or our business and that such remarks are respectful of fellow shareholders and meeting participants. Questions may be grouped by topic by management with a representative question read aloud and answered. In addition, questions may be deemed to be out of order if they are, among other things, irrelevant to our business, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests. Questions will be addressed in the Q&A portion of the Annual General Meeting.

15.	What if I need technical assistance accessing or participating in the Annual General Meeting?
 If you encounter any difficulties accessing the Annual General Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual General Meeting login page.

16.	What is the quorum requirement for the Annual General Meeting?
 Two or more shareholders present in person or by proxy and entitled to vote at least a majority of the shares entitled to vote at the meeting constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum at the meeting. A broker non-vote occurs when a beneficial owner of shares held in street name does not provide voting instructions and, as a result, the institution that holds the shares is prohibited from voting those shares on certain proposals. Shares that are properly voted on the internet or by telephone or for which proxy cards are properly executed and returned, but lacking voting directions, will be counted toward the presence of a quorum. Virtual attendance at the Annual General Meeting also constitutes presence in person for purposes of a quorum.

17.	How are proxies voted?
 Shares that are properly voted on the internet or by telephone or for which proxy cards are properly executed and returned will be voted at the Annual General Meeting in accordance with the directions given or, in the absence of directions, in accordance with the Board’s recommendations as set forth in "What are the Board’s voting recommendations?" above. If any other business is brought before the meeting, proxies will be voted, to the extent permitted by applicable law, in accordance with the judgment of the persons voting the proxies.
The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, you may vote by proxy, meaning you authorize individuals named on the proxy to vote your shares. If you do not vote by proxy or in person at the Annual General Meeting, your shares will not be voted. If you own shares in street name, you may instruct the institution holding your shares on how to vote your shares. If you do not provide voting instructions, the institution may nevertheless vote your shares on your behalf with respect to the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for 2020, but not on any other matters being considered at the meeting.

18.	What are the voting requirements to approve each of the proposals?

Proposal		Voting Requirements	Effect of Abstentions	Effect of Broker Non-Votes
1.	Election of Directors	Affirmative Vote of Majority of Votes Cast	No effect on outcome	No effect on outcome
2.	Advisory approval of the Company’s executive compensation	Affirmative Vote of Majority of Votes Cast (to be approved on an advisory basis)	No effect on outcome	No effect on outcome
3.	Ratification of the appointment of KPMG as our independent registered public accounting firm for 2020 and to authorize the Board, acting through the Audit Committee, to approve its fees	Affirmative Vote of Majority of Votes Cast	No effect on outcome	Not applicable
Each of the proposals to be voted on at the meeting is adopted by a majority of votes cast (as indicated in the table above), which means that a proposal must receive more votes "for" than votes "against" to be adopted. For the

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director election in Proposal 1, each nominee must receive more votes "for" than votes "against" to have a seat on the Board. Abstentions and broker non-votes are not considered votes for the purposes of any of the above listed proposals, and therefore have no effect on the election of the director nominees or the adoption of any of the other proposals.

19.	Can I change my vote after I have voted?
 You may revoke your proxy and change your vote at any time before the final vote at the Annual General Meeting. You may vote again on a later date via the internet (before the Annual General Meeting) or by telephone (in which case only your latest internet or telephone proxy submitted prior to 11:59 p.m. Eastern time on June 10, 2020 will be counted), by filling out and returning a new proxy card bearing a later date, or by attending the Annual General Meeting and voting during the webcast. However, your attendance at the Annual General Meeting will not automatically revoke your proxy unless you vote again at the Annual General Meeting or specifically request that your prior proxy be revoked by delivering a written notice of revocation prior to the Annual General Meeting to our Corporate Secretary at Enstar Group Limited, P.O. Box HM 2267, Windsor Place, 3rd Floor, 22 Queen Street, Hamilton, HM JX Bermuda.

20.	Who is paying for the cost of this proxy solicitation?
 We will bear the cost of preparing and soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy materials to the beneficial owners of our ordinary shares. In addition to solicitation by mail, certain of our directors, officers and employees may solicit proxies personally or by telephone or other electronic means without extra compensation, other than reimbursement for actual expenses incurred in connection with the solicitation.

Enstar Group Limited	5	2020 Proxy Statement

CORPORATE GOVERNANCE
Board of Directors
Our Board is divided into three classes designated Class I, Class II and Class III. The term of office for each of our Class II directors expires at this year’s Annual General Meeting; the term of office for each of our Class III directors expires at our annual general meeting in 2021; and the term of office for each of our Class I directors expires at our annual general meeting in 2022. At each annual general meeting, the successors of the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual general meeting to be held in the third year following the year of their election.
The Board believes that all of its directors have demonstrated professional integrity, ability and judgment, as well as leadership and strategic management abilities, and have each performed well in their respective time served as directors and contributed to the overall effectiveness of our Board.
Particular attributes that are significant to each individual director’s selection to serve on the Board are described below.
Nominees

B. FREDERICK (RICK) BECKER
Director Since: 2015 Age: 73 Class: II Enstar Committees: Audit, Compensation (Chair), Nominating and Governance (Chair) US resident; US citizen
Biographical Information: Rick Becker has 40 years of experience in the insurance and healthcare industries. He currently serves as Chairman of Dorada Holdings Ltd. (Bermuda), and he served as Chairman of Clarity Group, Inc., a company he co-founded more than 18 years ago that specialized as a healthcare professional liability and risk management service provider until it was sold in early 2020. Prior to co-founding Clarity Group, Inc., he served as Chairman and Chief Executive Officer of MMI Companies, Inc. from 1985 until its sale to The St. Paul Companies in 2000. Mr. Becker has previously served as President and CEO of Ideal Mutual and McDonough Caperton Employee Benefits, Inc., and also served as State Compensation Commissioner for the State of West Virginia.

Certain Other Directorships: Mr. Becker currently serves as Chairman of Dorada Holdings Ltd. (Bermuda) and as a director of West Virginia Mutual Insurance Company, both of which are privately held.
Skills and Qualifications: Compensation, governance, and risk management experience; industry knowledge
Mr. Becker has over 35 years of experience within the insurance and healthcare industries. The Board also values Mr. Becker’s corporate governance experience, which he has gained from serving on many other boards over the years. In addition, his previous work on compensation matters makes him well-suited to serve as Chairman of our Compensation Committee. He has an extensive background in risk management, which enhances our risk oversight and monitoring capabilities.

Enstar Group Limited	6	2020 Proxy Statement

JAMES D. CAREY
Director Since: 2013 Age: 53 Class: II Enstar Committee: Investment US resident; US citizen
Biographical Information: James Carey is a senior principal of Stone Point Capital LLC, a private equity firm based in Greenwich, Connecticut. Stone Point Capital serves as the manager of the Trident Funds, which invest exclusively in the global financial services industry. Mr. Carey has been with Stone Point Capital and its predecessor entities since 1997. He previously served as a director of the Company from its formation in 2001 until the Company became publicly traded in 2007. Mr. Carey rejoined the Board in 2013.

Certain Other Directorships: From July 2018, Mr. Carey has served as a director of Focus Financial Partners, a publicly traded compay that invests in independent fiduciary wealth management firms. Mr. Carey also currently serves on the boards of certain privately held portfolio companies of the Trident Funds. He previously served as non-executive chairman of PARIS RE Holdings Limited and as a director of Alterra Capital Holdings Limited, Cunningham Lindsay Group Limited, Lockton International Holdings Limited, and Privilege Underwriters, Inc. Mr. Carey also serves as a director of StarStone Specialty Holdings Ltd. and the holding companies that we and Trident established in connection with the Atrium/Arden and StarStone co-investment transactions.

Skills and Qualifications: Investment expertise; industry knowledge; significant acquisition experience
Having worked in the private equity business for over 20 years, Mr. Carey brings an extensive background and expertise in the insurance and financial services industries. His in-depth knowledge of investments and investment strategies is significant in his role on our Investment Committee. We also value his contributions as an experienced director in the insurance industry, as well as his extensive knowledge of the Company.

WILLARD MYRON HENDRY, JR.
Director Since: 2019 Age: 71 Class: II Enstar Committee: Nominating & Governance, Risk US resident; US citizen
Biographical Information: Myron Hendry most recently served as an executive advisor to AXA on integration matters. He previously served as the Executive Vice President and Chief Platform Officer for XL Catlin from 2009-2018, where he was responsible, on a Global basis, for Technology, Operations, Real Estate, Procurement, Continuous Improvement Programs and XL Catlin’s Service Centers in India and Poland. He also served as Director on the XL India Business Services Private Limited Board, and he was the Chairman of the XL Catlin Corporate Crisis Committee responsible for Disaster Recovery and Business Continuity. Mr. Hendry was the founder of the XL Catlin’s Leadership Listening Program. Throughout his career, he also held technology, operational and claims leadership roles at Bank of America’s Balboa Insurance Group, Safeco Insurance and CNA Insurance.

Skills and Qualifications: Operations and Technology
Mr. Hendry brings to our Board expertise in insurance industry-specific information technology and operations management. His extensive experience as an executive engaging on technology matters at the board level is valuable to our Board and Risk Committee.

Enstar Group Limited	7	2020 Proxy Statement

HITESH PATEL
Director Since: 2015 Age: 59 Class: II Enstar Committees: Audit, Nominating and Governance, Risk (Chair) UK resident; UK citizen
Biographical Information: Hitesh Patel served as Chief Executive Officer of Lucida, plc, a UK life insurance company, from 2012 to 2013, and prior to that as its Finance Director and Chief Investment Officer since 2007. Mr. Patel has over 30 years of experience working in the insurance industry, having served in the United Kingdom as KPMG LLP's Lead Partner on Insurance Accounting and Regulatory Services from 2000 to 2007. He originally joined KPMG in 1982 and trained as an auditor.

Certain Other Directorships: Mr. Patel is the Independent Non-Executive Chairman of Capital Home Loans Limited, a privately held buy-to-let mortgage provider and also a non-executive director of Landmark Mortgages Limited. Mr. Patel chairs the Audit Committee and is a member of the Risk Committee and Nomination and Remuneration Committee for Capital Home Loans and Landmark Mortgages Limited. Mr. Patel has recently been appointed to the council of the London School of Hygiene and Tropical Medicine. He is also the Chair of the Insurance Committee of the Institute of Chartered Accountants of England and Wales since 2012. Until December 2019, Mr. Patel served as a non-executive director at Aviva Life Holdings UK Ltd and Aviva Insurance Limited (subsidiaries of Aviva plc) and as Chairman of its Audit Committee and member of the Risk and Investment Committees.

Skills and Qualifications: Accounting expertise; regulatory and governance skills; industry experience
Mr. Patel brings significant accounting expertise to our Board, obtained from over two decades of auditing and advising insurance companies on accounting and regulatory issues, which is highly valuable to our Audit Committee. His experience with insurance regulations and the regulatory environment is also a key attribute because our company is regulated in many jurisdictions around the world. As a former industry CEO, he also has significant knowledge of corporate governance matters and practices, which is valuable to our Board and the Nominating and Governance Committee.

Enstar Group Limited	8	2020 Proxy Statement

Continuing Directors

ROBERT CAMPBELL
Director Since: 2007 Age: 71 Class: I Enstar Committees: Audit (Chair), Compensation, Investment (Chair), Nominating and Governance, Executive US resident; US citizen
Biographical Information: Robert Campbell was appointed as the independent Chairman of the Board in November 2011. Mr. Campbell has been a Partner with the investment advisory firm of Beck, Mack & Oliver, LLC since 1990.

Certain Other Directorships: Mr. Campbell is a director and chairman of the audit committee of AgroFresh Solutions, Inc. (formerly Boulevard Acquisition Corp.), a publicly traded global agricultural technologies company. From 2015 through 2017, he was also a director of Boulevard Acquisition Corp. II, a blank check company that completed its initial public offering in September 2015. He previously served as a director of Camden National Corporation, a publicly traded company, from 1999 to 2014.

Skills and Qualifications: Financial, accounting, and investment expertise; leadership skills
Mr. Campbell brings to the Board his extensive understanding of finance and accounting, which he obtained through over 40 years of analyzing financial services companies and which is very valuable in his role as chairman of our Audit Committee. In addition, Mr. Campbell’s investment management expertise makes him a key member of our Investment Committee, of which he serves as chairman. Mr. Campbell continues to spend considerable time and energy in his role, which is significant to the leadership and function of our Board.

HANS-PETER GERHARDT
Director Since: 2015 Age: 64 Class: III Enstar Committee: Risk Swiss resident; German citizen
Biographical Information: Hans-Peter Gerhardt served as the Chief Executive Officer of Asia Capital Reinsurance Group from October 2015 through June 2017. He has served continuously in the reinsurance industry since 1981. He is the former Chief Executive Officer of PARIS RE Holdings Limited, serving in that position from the company’s initial formation in 2006 through the completion of its merger into Partner Re Ltd. in June 2010. He previously served as the Chief Executive Officer of AXA Re from 2003 to 2006, also serving as Chairman of AXA Liabilities Managers, the AXA Group’s run-off operation, during that time.

Certain Other Directorships: Mr. Gerhardt serves as a non-executive director of StarStone Holdings Ltd. and of African Risk Capacity (all privately held). He previously served as a non-executive director of Tokio Millenium Re and Tokio Marine Kiln as well as Asia Capital Reinsurance Group (until May 2017) and as an independent director of Brit Insurance Holdings PLC until the company’s acquisition by Fairfax Financial Holdings in 2015.

Skills and Qualifications: Underwriting expertise; proven industry veteran
Mr. Gerhardt brings decades of underwriting expertise to our Board, which is important in relation to our active underwriting businesses, Atrium and StarStone. He is a proven industry veteran, with significant leadership experience, including several successful tenures in CEO roles.

Enstar Group Limited	9	2020 Proxy Statement

JIE LIU
Director Since: 2017 Age: 41 Class: I Enstar Committee: Investment Hong Kong resident; Canadian citizen
Biographical Information: Jie Liu is a Partner of Hillhouse (including affiliates, entities, related parties, associates and vehicles held, managed, associated with or controlled by Hillhouse, as the case may be). Prior to joining Hillhouse in 2015, he was Head of Credit and a Senior Portfolio Manager of Sentry Investments, a Canada-based asset manager from 2010. Before that, he served as a Fixed Income Research Analyst at RBC Capital Markets and a credit rating specialist at Standard & Poor’s. Mr. Liu earned an M.A. in Economics from the University of Toronto in 2004, and he also holds an M.Sc. in Applied Finance from the University of New Brunswick and a B.Com. in Finance from Soochow University.

Certain Other Directorships: Mr. Liu also serves as a director on the boards of various private investments and investment vehicles relating to the business activities of Hillhouse.
Skills and Qualifications: Investment management industry knowledge and relationships; financial expertise
Mr. Liu brings to our Board his extensive knowledge of global investment markets and the investment management industry, as well as finance skills and a global perspective that we consider highly valuable to our Board’s oversight of our investment portfolios, international operations, and growth opportunities.

PAUL O’SHEA
Director Since: 2001 Age: 62 Class: I Enstar Officer Title: President Bermuda citizen; Irish citizen
Biographical Information: Paul O’Shea was appointed as President of the Company in December 2016. He previously served as Executive Vice President and Joint Chief Operating Officer of the Company since our formation in 2001 and has also been a director throughout this time. He leads our mergers and acquisitions operations, including overseeing our transaction sourcing, due diligence, and negotiations processes. In 1994, Mr. O’Shea joined Dominic Silvester in his run-off business venture in Bermuda, and he served as a director and Executive Vice President of Enstar Limited, which is now a subsidiary of the Company, from 1995 until 2001. Prior to co-founding the Company, he served as the Executive Vice President, Chief Operating Officer and a director of Belvedere Group/Caliban Group from 1985 until 1994.

Skills and Qualifications: Company leader; long track record of successful acquisitions; industry expertise
Mr. O’Shea is a qualified chartered accountant who has spent more than 30 years in the insurance and reinsurance industry, including many years in senior management roles. As a co-founder of the Company, Mr. O’Shea has intimate knowledge and expertise regarding the Company and our industry. He has been instrumental in sourcing, negotiating and completing numerous significant transactions since our formation.

Enstar Group Limited	10	2020 Proxy Statement

DOMINIC SILVESTER
Director Since: 2001 Age: 59 Class: III Enstar Committee: Executive Enstar Officer Title: Chief Executive Officer UK resident; UK citizen
Biographical Information: Dominic Silvester has served as a director and the Chief Executive Officer of the Company since its formation in 2001. In 1993, Mr. Silvester began a business venture in Bermuda to provide run-off services to the insurance and reinsurance industry. In 1995, the business was assumed by Enstar Limited, which is now a subsidiary of the Company, and for which Mr. Silvester has since then served as Chief Executive Officer. Prior to co-founding the Company, Mr. Silvester served as the Chief Financial Officer of Anchor Underwriting Managers Limited from 1988 until 1993.

Skills and Qualifications: Company leader; industry expertise; corporate strategy
As a co-founder and CEO of the Company, Mr. Silvester contributes to the Board his intimate knowledge of the Company and the run-off industry. He is well known in the industry and is primarily responsible for identifying and developing our business strategies and acquisition opportunities on a worldwide basis. Mr. Silvester has served as our CEO since the Company’s inception, demonstrating his proven ability to manage and grow the business.

POUL WINSLOW
Director Since: 2015 Age: 54 Class: III Enstar Committees: Compensation, Investment, Executive Canadian resident; Danish citizen
Biographical Information: Poul Winslow is a Senior Managing Director & Global Head of Capital Markets and Factor Investing of the Canada Pension Plan Investment Board ("CPP Investments"), a role he has held since 2018. Previously Mr. Winslow served as Head of External Portfolio Management and Head of Thematic Investing for CPP Investments. Prior to joining CPP Investments in 2009, Mr. Winslow had several senior management and investment roles at Nordea Investment Management in Denmark, Sweden and the United States. He also served as the Chief Investment Officer of Andra AP-Fonden (AP2) in Sweden.

Certain Other Directorships: Mr. Winslow is a director for the Standards Board for Alternative Investments, an international standard-setting body for the alternative investment industry. He previously served as a director of Viking Cruises Ltd., a private company, from 2016 to 2018.

Skills and Qualifications: Investment expertise; compensation and governance experience
Mr. Winslow brings significant investment expertise to our Board gained from his years in senior investment roles, which is highly valuable to our Investment Committee as it oversees our investment strategies and portfolios. His experiences at CPP Investments, including exposure to compensation and governance policies, are valuable in his role on our Compensation Committee.

Directorship Arrangements
On June 3, 2015, CPPIB purchased 1,501,211 shares of Enstar from fund partnerships that had acquired shares as consideration in one of our acquisitions. In connection with the 2015 transaction: (i) the selling shareholders' rights terminated; and (ii) we and CPPIB entered into a new Shareholder Rights Agreement granting CPPIB contractual shareholder rights that were substantially similar to those rights previously held by the selling shareholders, including the right to designate one representative to our Board. CPPIB designated Poul Winslow as a director of the Company, and he was appointed in September 2015. The designation right terminates if CPPIB ceases to beneficially own at least 75% of the total number of voting and non-voting shares acquired by it in the original transaction. CPPIB has subsequently acquired additional shares, and its current direct and indirect holdings constitute an economic interest of approximately 17.4%.

Enstar Group Limited	11	2020 Proxy Statement

Independence of Directors
Our Board currently consists of ten directors, of which eight are non-management directors, and six are independent. Nasdaq listing standards require that a majority of our directors be independent. For a director to be considered independent, the Board must determine that the director meets the definition of independence included in Nasdaq Marketplace Rule 5605(a)(2). This requires a determination that the director does not have any direct or indirect material relationship with us either directly or as a partner, owner, or executive officer of an organization that has a relationship with us. Our Board makes these determinations primarily based on a review of the responses of the directors to questions regarding employment and compensation history, family relationships and affiliations, discussions with the directors, and any other known relevant facts and circumstances.
The Board determined that the following six directors are independent as defined by Nasdaq Marketplace Rule 5605(a)(2):

•	Robert Campbell

•	Rick Becker

•	Hans-Peter Gerhardt

•	Myron Hendry

•	Hitesh Patel

•	Poul Winslow
For details about certain relationships and transactions among us and our executive officers and directors, see "Certain Relationships and Related Transactions."
Board Leadership Structure
The Company has separated the positions of Chairman of the Board and Chief Executive Officer. Robert Campbell, an independent director, has served as Chairman since 2011. The Board believes that separating the roles of Chairman and CEO and having Mr. Campbell serve as Chairman is the most effective leadership structure for us at this time.
The Board believes Mr. Campbell is well suited to assist with the execution of strategy and business plans, to play a prominent role in setting the Board’s agenda, to act as the liaison between the Board and our senior management, and to preside at Board and shareholder meetings.
The Board believes that our corporate governance structure appropriately satisfies the need for objectivity, and includes several effective oversight means, such as:

●	the roles of Chairman and CEO are separated;
●	the Chairman is an independent director;
●	a majority of our directors are independent;
●	before or after regularly scheduled Board meetings, the independent directors meet in executive session to review, among other things, the performance of our executive officers; and
●	the Audit, Compensation and Nominating and Governance committees of the Board consist solely of independent directors who perform key functions, such as:
	-	overseeing the integrity and quality of our financial statements and internal controls;
	-	establishing senior executive compensation;
	-	reviewing director candidates and making recommendations for director nominations; and
	-	overseeing our corporate governance structure and practices.
The Board recognizes, however, that no single leadership model is right for all companies at all times and that, depending on the circumstances in the future, other leadership models might be appropriate for us.
Board Committees
The Board has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, a Risk Committee, an Investment Committee and an Executive Committee. Each of our committees operates under a written charter that has been approved by the Board. Each Committee reviews its charter annually, and recommends any proposed changes to the Board. Current copies of the charters for all of our committees are available on our website at http://www.enstargroup.com/corporate-governance. In addition, any shareholder may receive copies of these documents in print, without charge, by contacting the Corporate Secretary at P.O. Box HM 2267, Windsor Place, 3rd Floor, 22 Queen Street, Hamilton, HM JX, Bermuda.

Enstar Group Limited	12	2020 Proxy Statement

Our Board of Directors met a total of five times during the year ended December 31, 2019.
The primary responsibilities of each of our committees are described below. The composition of our committees as of April 24, 2020 and the number of committee meetings held during 2019 are also provided. Sandra Boss served as the Chair of the Risk Committee and as a member of the Compensation, Nominating and Governance and Executive Committees until April 1, 2020.

Audit Committee
The primary responsibilities of our Audit Committee include:
•    overseeing our accounting and financial reporting process, including our internal controls over financial reporting;
•    overseeing the quality and integrity of our financial statements;
•    reviewing the qualifications and independence of our independent auditor;
•    reviewing the performance of our internal audit function and independent auditor;
•    reviewing related party transactions;
•    overseeing our compliance with legal and regulatory requirements;
•    appointing and retaining our independent auditors;
•    pre-approving compensation, fees and services of the independent auditors and reviewing the scope and results of their audit; and
•    periodically reviewing our risk exposures and the adequacy of our controls over such exposures.
Each member of the Audit Committee is a non-management director and is independent as defined in Nasdaq Marketplace Rule 5605(a)(2) and under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Our Board has determined that Messrs. Campbell, Becker, and Patel qualify as audit committee financial experts pursuant to the definition set forth in Item 407(d)(5)(ii) of Regulation S-K, as adopted by the SEC.
Committee Members: Robert Campbell (Chair) Rick Becker Hitesh Patel
Number of Meetings in 2019: 5

Compensation Committee
The primary responsibilities of our Compensation Committee include:

•     determining the compensation of our executive officers;

•     establishing our compensation philosophy;

•     overseeing the development and implementation of our compensation programs, including our incentive plans and equity plans;

•     overseeing the risks associated with the design and operation of our compensation programs, policies and practices; and

•     periodically reviewing the compensation of our directors and making recommendations to our Board with respect thereto.

Each member of the Compensation Committee is a non-management director, is independent as defined in Nasdaq Marketplace Rule 5605(a)(2), and meets the enhanced independence standards applicable to compensation committee members in Nasdaq Marketplace Rule 5605(d)(2) and the Exchange Act. Additional information on the Compensation Committee and the role of management in setting compensation is provided below in "Executive Compensation - Compensation Discussion and Analysis."
Committee Members: Rick Becker (Chair) Robert Campbell Poul Winslow
Number of Meetings in 2019: 5

Enstar Group Limited	13	2020 Proxy Statement

Nominating and Governance Committee
The primary responsibilities of our Nominating and Governance Committee include:
•     identifying individuals qualified to become directors and reviewing any candidates proposed by directors, management or shareholders;
•     recommending committee appointments to the Board;
•     recommending the annual director nominees to the Board and the shareholders;
•     establishing director qualification criteria;
•     establishing and overseeing the group’s governance and communication frameworks and confirming the operating effectiveness of both;
•     supporting the succession planning process; and
•     advising the Board with respect to corporate governance-related matters.
Each member of the Nominating and Governance Committee is a non-management director and is independent as defined in Nasdaq Marketplace Rule 5605(a)(2).
Committee Members: Rick Becker (Chair) Robert Campbell Myron Hendry Hitesh Patel
Number of Meetings in 2019: 5

Risk Committee
The primary responsibilities of our Risk Committee include:
•     assisting the Board in overseeing the integrity and effectiveness of the Company's enterprise risk management framework;
•     reviewing and evaluating the risks to which we are exposed, as well as monitoring and overseeing the guidelines and policies that govern the processes by which we identify, assess, and manage our exposure to risk;
•     reviewing and monitoring our overall risk strategy and Board-approved risk appetite and overseeing any significant mitigating actions required;
•     reviewing the Company’s forward-looking risk and solvency assessment and general capital management;
• periodically reviewing and approving the level of risk assumed in underwriting, investment and operational activities; and
• reviewing and monitoring the potential impact of emerging risks.
Messrs. Patel, Gerhardt, and Hendry are non-management directors, and each are independent as defined in Nasdaq Marketplace Rule 5605(a)(2).
(1) Mr. Rainey is a non-executive director of our subsidiary, StarStone Specialty Holdings Limited.
(2) Ms. Gregory is the Company's Chief Operating Officer. The Board has included Ms. Gregory on the Risk Committee because of her strategic and operational involvement with the Chief Risk Officer and as the Chair of the Company's Management Risk Committee.
Committee Members: Hitesh Patel (Chair) Hans-Peter Gerhardt Myron Hendry Walker Rainey(1) Orla Gregory(2)
Number of Meetings in 2019: 5

Enstar Group Limited	14	2020 Proxy Statement

Investment Committee
The primary responsibilities of our Investment Committee include:

•     determining our investment strategy;

•     developing and reviewing our investment guidelines and overseeing compliance with these guidelines and various regulatory requirements and any applicable loan covenants;

•     overseeing our investments, including approval of investment transactions;

•     overseeing the selection, retention and evaluation of outside investment managers;
•     overseeing investment-related risks, including those related to the Company’s cash and investment portfolios and investment strategies; and

•     reviewing and monitoring the Company’s investment performance quarterly and annually against plan and external benchmarks agreed from time to time.

Four members of the Investment Committee (Messrs. Campbell, Carey, Liu, and Winslow) are non-management directors, and two members (Messrs. Campbell and Winslow) are independent under Nasdaq Marketplace Rule 5605(a)(2).
* Ms. Gregory is the Company's Chief Operating Officer. The Board has included Ms. Gregory on the Investment Committee because it believes her strategic and operational involvement with the Chief Investment Officer and Enstar's investment team provides a significant benefit to the functioning of the committee.
Committee Members: Robert Campbell (Chair) James Carey Jie Liu Poul Winslow Orla Gregory*
Number of Meetings in 2019: 4

Executive Committee
The primary responsibility of our Executive Committee is to exercise the power and authority of the Board when the entire Board is not available to meet, except that the Executive Committee may not authorize the following:

•     the issuance of equity securities of the Company;

•     the merger, amalgamation, or other change in control transaction of the Company;

•     the sale of all or substantially all of the assets of the Company;

•     the liquidation or dissolution of the Company;

•     any transaction that, in the aggregate, exceeds 10% of the Company’s total assets;

•     any action that requires approval of the entire Board by the Company’s Memorandum of Association or the Company’s Bye-laws; or

•     any action prescribed by applicable law, rule or regulation, including but not limited to those prescribed by listing rules or SEC regulations (such as those powers granted to the Compensation, Audit, and Nominating and Governance Committees and requiring independent director decisions).

* It is not unexpected for the Executive Committee to hold no meetings in a given year, as it is only used in situations where the full Board cannot reasonably be convened.
Committee Members: Robert Campbell (Chair) Dominic Silvester Poul Winslow
Number of Meetings in 2019: 0*
Attendance at Meetings
We expect our directors to attend all meetings of our Board, all meetings of all committees of the Board on which they serve and each annual general meeting of shareholders, absent extraordinary circumstances.

Enstar Group Limited	15	2020 Proxy Statement

In 2019, during the time they were serving, all of the directors attended at least 75% of the meetings of the Board and the committees of the Board on which the director served.
All directors then serving attended the 2019 annual general meeting of shareholders. In addition, in 2019, our independent directors met each quarter in executive sessions without management.
Board Oversight of Risk Management
Risk assumption is inherent in our business, and appropriately setting risk appetite and executing our business strategies accordingly is key to our successful performance. Effective risk oversight is an important priority for the Board, which has placed strong emphasis on ensuring that we have a robust risk management framework to identify, measure, manage, monitor, and report risks that may affect the achievement of our strategic, operational and financial objectives. The overall objective of our enterprise risk management ("ERM") framework is to support good risk governance while facilitating the achievement of business objectives aligned to risk appetite. Our ERM framework contributes to an effective business strategy, capital management decision making, efficiency in operations and processes, strong financial performance, reliable financial reporting, regulatory compliance, a good reputation with key stakeholders and business continuity planning. Our Board and its committees have risk oversight responsibility and play an active role in overseeing the management of the risks we face.
Risk appetite and tolerance is set by our Board and reviewed annually. The primary objective of our risk appetite framework is to monitor and protect our group of companies from an unacceptable level of loss, compliance failures and adverse reputational impact. Accountability for the implementation, monitoring and oversight of risk appetite is assigned to individual corporate executives and monitored and maintained by the Risk Management function. Risk tolerance levels are monitored and deviations from pre-established levels are reported in order to facilitate responsive action.
While all of the Board's committees play a role in risk management, the Risk Committee, reporting to the full Board, oversees our enterprise risk. Our ERM governance structure is supported by a management risk committee (with regional sub-committees for our non-life run off operations) that reports to our Board's Risk Committee. Each of our active underwriting businesses (StarStone and Atrium) has a dedicated risk committee that monitors underwriting and other risk-taking and ERM matters to ensure alignment with subsidiary board-approved risk appetites (which are aligned to the Company's risk appetite). These committees also provide regular detailed reporting to the Risk Committee. In addition, the Company's Chief Risk Officer attends Board, Risk Committee, Audit Committee, and Investment Committee meetings.
Our ERM framework consists of numerous processes and controls that have been designed by management and implemented by employees across our organization.
The Board and its committees receive information from management relating to performance against risk appetite and strategy and regularly review information regarding, among other things, acquisitions, active underwriting, loss reserves, credit, liquidity and capital, investments, operations, and information security, and the risks associated with each. Our Risk Committee assists the Board in overseeing the integrity and effectiveness of our ERM framework, reviewing and evaluating the risks to which we are exposed as well as monitoring and overseeing the guidelines and policies that govern the processes by which we identify, assess and manage our exposure to risk.
Our Risk Committee is active in continuing to drive enhancements to our ERM reporting and risk appetite framework. During 2019, the Risk Committee led the review of our capacity to absorb loss and the enhancement of a unified risk appetite framework and investment risk framework, conducted deep dive discussions on specific areas of risk including those within our active underwriting and operational risk areas and continued to consider developments to our risk governance and reporting. The Risk Committee regularly meets with members of management, including members of our management risk committee and capital management committee, to evaluate the material risks we face, including the leaders of our investments, underwriting, capital management, actuarial, tax, information technology and regulatory/compliance areas.
For more information on our ERM framework and risk profile, refer to "Item. 1 Business - Enterprise Risk Management" of our Annual Report on Form 10-K for the year ended December 31, 2019.

Enstar Group Limited	16	2020 Proxy Statement

 Our committees support the Board’s oversight of risk management in the following ways:

Committee		Risk Management Responsibilities
Risk Committee	•	Assists the Board in overseeing the integrity and effectiveness of the Company's ERM framework
	•	Reviews and evaluates the risks to which the Company is exposed
	•	Monitors the guidelines and policies that govern the process by which the Company identifies, assesses, and manages its exposure to risk
	•	Reviews reinsurance programs and practices to ensure consistency with the Company's business plan and aggregate written exposures
	•	Reviews information security matters and makes recommendations to the Board
	•	Reviews our overall risk appetite with input from management
Audit Committee	•	Oversees the Company's internal controls over financial reporting
•
Receives direct reports on internal controls from the Company’s Internal Audit leadership, who meets with the committee on a quarterly basis and maintains an open dialogue with the Audit Committee Chairman

Compensation Committee	•
Oversees risks relating to our compensation practices by conducting an annual risk assessment of our compensation programs to ensure they are properly aligned with Company performance and do not provide incentives for employees to take inappropriate or excessive risks

Nominating and Governance Committee	•	Oversees risks relating to corporate governance matters, including with respect to reviewing Board and Committee composition and the Company’s relations with shareholders
	•	Oversees and supports the Board in management succession planning
Investment Committee	•	Regularly evaluates and tests the Company's investment portfolio and investment strategies under various stress scenarios
	•	Oversees compliance with investment guidelines, which assist the Company in monitoring the Company's investment-related risks
	•	Monitors and evaluates the Company's internal investment management department and external investment managers

Enstar Group Limited	17	2020 Proxy Statement

Director Nominations, Qualifications and Recommendations
When identifying and evaluating director nominees, our Nominating and Governance Committee considers the nominees’ personal and professional integrity, judgment, ability to represent the interests of the shareholders, and knowledge regarding insurance, reinsurance and investment matters, as well as other factors discussed below. The Nominating and Governance Committee has primarily identified candidates through its periodic solicitation of recommendations from members of the Board and individuals known to the Board, use of third-party search firms retained by the Nominating and Governance Committee, and shareholders. However, in certain private placement or acquisition-related transactions, parties have obtained the right to designate a board representative.
The most recent addition to the Board was Myron Hendry, who joined the Board in July 2019. Mr. Hendry was appointed following a director search process led by the Nominating and Governance Committee to add information technology expertise to the Board. The search complied with Enstar's Board Diversity Policy and included a number of diverse candidates, several of which advanced to the final rounds of interviews.
Mr. Hendry, an independent director, brings decades of industry experience, with expertise in information technology and business operations. He has been an executive level platform and technology officer, responsible for complex integrations, disaster recovery, business continuity planning and several operational centers of excellence, all of which is relevant to the Board's oversight duties at Enstar.
Sandra Boss, who had served as an independent director since 2015, resigned from the Board effective April 2020 to pursue a full-time executive role with another business.
Each year, the Board and each committee conduct performance evaluations, which include consideration of whether we have the collective skill sets necessary to effectively oversee the Company's affairs. If the Board identifies areas where additional expertise would enhance the composition of the Board, the Nominating and Governance Committee will lead our efforts to identify suitable candidates with such expertise. The Nominating and Governance Committee may use third-party search firms and consider suggestions from Board members familiar with potential candidates who may be available in the market. Once a candidate is identified, the Nominating and Governance Committee undertakes an evaluation process.
The evaluation of new director candidates involves several steps, not necessarily taken in any particular order. The Nominating and Governance Committee reviews and verifies the candidate's qualifications and background information and evaluates the candidate's attributes relative to the identified needs of the Board. If the Nominating and Governance Committee wishes to pursue a candidate further, it arranges candidate interviews with committee members and other directors. After assessing the feedback, the Nominating and Governance Committee presents each selected candidate to the Board for consideration.
For incumbent directors, the Nominating and Governance Committee reviews each director’s overall service to the Company during the director’s term, including the director’s level of participation and quality of performance. The Nominating and Governance Committee considered and nominated the candidates proposed for election as directors at the Annual General Meeting, with the Board unanimously agreeing on the nominees.
Diversity
We seek to identify candidates who represent a mix of backgrounds and experiences that will improve the Board’s ability, as a whole, to serve our needs and the interests of our shareholders. In February 2019, the Board adopted a formal diversity policy applicable to the selection of directors. The Board considers diversity to include gender, ethnicity, nationality, age, sexual orientation, geographic background, and other personal characteristics. The Board's diversity policy requires the Nominating and Governance to actively consider diversity in its regular assessments of board composition and in its efforts to identify potential director candidates, including specifically instructing any director search firm (if engaged) to include diverse candidates in its search.
Enstar's Board includes directors of diverse characteristics, including ethnicity, nationality, age, geography, experience and backgrounds. The Board is committed to improving its gender diversity following Sandra Boss' departure in April 2020.
Director Qualifications
Our Board has identified several categories of primary skills and/or experience that we look for in our directors. The Board reviews these categories from time to time, alongside its consideration of whether there are new areas that would benefit it in executing its oversight duties. These categories are set forth and defined below under the heading, "Board Skills Summary."

Enstar Group Limited	18	2020 Proxy Statement

Given the complex nature of our business and the insurance and reinsurance industry, we seek to include directors whose experiences, although varying and diverse, are also complementary to and demonstrate a familiarity with the substantive matters necessary to lead the
Company and navigate our insurance businesses.

Board Skills Summary
The chart below highlights several categories of skills for our directors, and we have indicated the particular strengths of each director in the columns shown. While many of our directors have a wide range of experience covering all of these areas, we specifically designate expertise or leading experience in the following categories:

•	extensive insurance industry experience - including in executive, director or other leadership roles at major insurance institutions

•	risk management - in terms of establishing risk appetite levels and risk management processes for our operations, acquisitions, underwriting, and investment portfolios

•	finance and accounting - including developing and understanding our finance and capital management needs in line with our strategies, as well as financial reporting and audit-related expertise

•	investment - expertise related to assessing our investment portfolios and determining our investment strategy in line with our risk appetite

•	strategy - challenging management on setting and/or adjusting business strategies, including acquisitions, divestitures, operations, and investments

•	corporate governance - including understanding, developing, and championing governance procedures and protections that drive Board and management accountability and protection of shareholder interests

•
regulatory and government - a deep understanding of the highly regulated environment in which we operate, and the ever-changing regulations and requirements that govern our operations and shape our future strategies

•
business operations and technology - a practical understanding of developing, implementing, and assessing business operations, processes, and associated risks, including information systems and technology used therein

	Extensive Insurance Industry Experience	Risk Management	Finance and Accounting	Investment	Strategy	Corporate Governance	Regulatory and Government	Business Operations and Technology
Robert Campbell		☑	☑	☑		☑
Rick Becker	☑	☑	☑		☑	☑
James Carey	☑		☑	☑	☑
Hans-Peter Gerhardt	☑	☑			☑		☑
Myron Hendry	☑	☑						☑
Jie Liu			☑	☑	☑
Paul O'Shea	☑		☑		☑		☑
Hitesh Patel	☑	☑	☑	☑		☑	☑
Dominic Silvester	☑		☑		☑
Poul Winslow		☑	☑	☑		☑
Shareholder Recommendations
In accordance with its charter, the Nominating and Governance Committee will consider director candidates submitted by shareholders. Shareholders may recommend candidates to serve as directors by submitting a written

Enstar Group Limited	19	2020 Proxy Statement

notice to the Nominating and Governance Committee at Enstar Group Limited, P.O. Box HM 2267, Windsor Place, 3rd Floor, 22 Queen Street, Hamilton, HM JX, Bermuda. Shareholder recommendations must be accompanied by sufficient information to assess the candidate’s qualifications and contain the candidate’s consent to serve as director if elected. Shareholder nominees will be evaluated by the Nominating and Governance Committee in the same manner as nominees it selects itself.
Code of Conduct
We have adopted a Code of Conduct that applies to all of our directors and employees, including all senior executives and financial officers. A copy of our Code of Conduct is available on our website at http://www.enstargroup.com/corporate-governance by clicking on "Code of Conduct."
In addition, any shareholder may receive a copy of the Code of Conduct or any of our committee charters in print, without charge, by contacting Investor Relations at Enstar Group Limited, P.O. Box HM 2267, Windsor Place, 3rd Floor, 22 Queen Street, Hamilton HM JX, Bermuda. We intend to post any amendments to our Code of Conduct on our website. In addition, we intend to disclose any waiver of a provision of the Code of Conduct that applies to our senior executives and financial officers by posting such information on our website or by filing a Form 8-K with the SEC within the prescribed time period. No such waivers currently exist.
Shareholder Communications with the Board
Shareholders and other interested parties may send communications to the Board by sending written notice to:

Enstar Group Limited Attention: Corporate Secretary P.O. Box HM 2267 Windsor Place, 3rd Floor 22 Queen Street Hamilton, HM JX Bermuda
The notice may specify whether the communication is directed to the entire Board, to the independent directors, or to a particular Board committee or individual director.
Our Corporate Secretary will handle routine inquiries and requests for information. If our Corporate Secretary determines the communication is made for a valid purpose and is relevant to the Company and its business, our Corporate Secretary will forward the communication to the entire Board, to the independent directors, to the appropriate committee chairman or to the individual director as the notice was originally addressed. At each regular meeting of the Board, our Corporate Secretary will present a summary of all communications received since the previous meeting that were not forwarded and will make those communications available to the directors on request.

Enstar Group Limited	20	2020 Proxy Statement

DIRECTOR COMPENSATION
2019 Director Compensation Program
Our Compensation Committee is responsible for periodically reviewing non-employee director compensation and making recommendations to our Board with respect to any changes. The Compensation Committee conducts a comprehensive review no less than biennially, which may include working with our independent compensation consultant.
In 2019, our director compensation program included:

•	a retainer payable quarterly for non-employee directors, and additional retainers payable quarterly for the Chairman of the Board and committee chairs;

•	an equity retainer payable annually in the form of restricted ordinary shares with a one-year vesting period for non-employee directors and the Chairman of the Board; and

•	meeting fees for all Board and committee meetings attended.
Directors who are employees of the Company receive no fees for their services as directors. Pursuant to the terms of his employment with Canada Pension Plan investment Board ("CPPIB"), cash fees earned by Mr. Winslow are paid directly to CPPIB, and he has waived his equity retainer fee. In addition, pursuant to the terms of his employment with Hillhouse, cash fees earned by Mr. Liu are paid directly to Hillhouse.
Our director retainer and meeting fees in place as of December 31, 2019 are set forth below. Committee fees differ due to workload and composition of each committee and are periodically evaluated by the Compensation Committee.

2019 Retainer Fees	Annual Amounts Payable	2019 Meeting Fees	Amounts Payable for Attendance
Non-Employee Directors(1)	$150,000	Board Meetings (in Person)	$3,500
Chairman of the Board(1)	$150,000	Board Meetings (by Phone)	$1,000
Audit Committee Chairman	$10,000	Audit Committee Meetings	$1,500
Compensation Committee Chairman(2)	$20,000	Compensation Committee Meetings	$1,250
Nominating and Governance Committee Chairman	$5,000	Nominating and Governance Committee Meetings	$1,000
Investment Committee Chairman	$5,000	Investment Committee Meetings	$1,250
Risk Committee Chairman	$10,000	Risk Committee Meetings	$1,250

(1)	The non-employee director fee and the Chairman of the Board fee are each payable half in cash and half in restricted ordinary shares subject to a one-year vesting period.

(2)	The annual Compensation Committee Chairman retainer was increased from $10,000 to $20,000 effective October 1, 2019.
Deferred Compensation Plan
The Amended and Restated Enstar Group Limited Deferred Compensation and Ordinary Share Plan for Non-Employee Directors (the "Deferred Compensation Plan") provides each non-employee director with the opportunity to elect (i) to defer receipt of all or a portion of his or her cash or equity compensation until retirement or termination and (ii) to receive all or a portion of his or her cash compensation for services as a director in the form of our ordinary shares instead of cash.
Non-employee directors electing to defer compensation have such compensation converted into share units payable as a lump sum distribution after the director leaves the Board. The lump sum share unit distribution is made in the form of ordinary shares, with fractional shares paid in cash. Non-employee directors electing to receive compensation in the form of ordinary shares receive whole ordinary shares (with any fractional shares payable in cash) as of the date compensation would otherwise have been payable. A director's participation in the Deferred Compensation Plan does not affect the vesting schedule of the equity portion of the retainer fees described above.

Enstar Group Limited	21	2020 Proxy Statement

Director Compensation Table
The following table summarizes the 2019 compensation of our non-employee directors who served during the year. Messrs. Silvester and O'Shea, as employees, are not eligible to receive compensation for Board service.

Name	Fees Earned or Paid in Cash(1)(2)	Stock Awards(3)	Total
Robert Campbell	$206,250	$150,000	$356,250
B. Frederick Becker	$126,250	$75,000	$201,250
Sandra Boss	$117,500	$75,000	$192,500
James Carey	$94,000	$75,000	$169,000
Hans-Peter Gerhardt	$97,500	$75,000	$172,500
W. Myron Hendry	$43,250	$56,250	$99,500
Jie Liu(4)	$91,250	$75,000	$166,250
Hitesh Patel	$111,250	$75,000	$186,250
Poul Winslow(5)	$103,750	$—	$103,750

(1)	Director fees listed in this column may be deferred by directors under the Deferred Compensation Plan.

(2)
Share units (rounded to the nearest whole share) acquired in lieu of the cash compensation portion of director retainer fees for 2019 under the Deferred Compensation Plan were as follows: (a) Mr. Campbell — 1,171 units; (b) Mr. Becker — 358 units; (c) Mr. Carey — 514 units; and (d) Mr. Patel — 474 units. Total share units under the Deferred Compensation Plan held by directors as of the record date are described in the footnotes to the Principal Shareholders and Management Ownership table.

(3)
This column lists the aggregate grant date fair value of Enstar restricted ordinary shares awarded to directors as part of their Board retainer and Chairman of the Board retainer, computed in accordance with FASB Accounting Standards Codification (ASC) Topic 718. The value of the restricted ordinary shares is determined based on the closing price of our ordinary shares on the grant date. For information on the valuation assumptions with respect to awards made, refer to Note 19 to our consolidated financial statements for the year ended December 31, 2019, as included in our Annual Report on Form 10-K for the year ended December 31, 2019. The amounts above reflect the grant date fair value for these awards, excluding the accounting effect of any estimate of future forfeitures, and do not necessarily correspond to the actual value that might be recognized by the directors.

Restricted ordinary shares are subject to a one-year vesting period and are forfeited in their entirety if a director leaves the Board prior to the vesting date. Restricted ordinary share awards listed in this column may be deferred by directors under the Deferred Compensation Plan in the form of restricted share units, subject to the same one-year vesting period ("RSUs"). The number of restricted ordinary shares or RSUs (rounded to nearest whole share) acquired by our directors during 2019 was as follows: (a) Mr. Campbell — 857 RSUs; (b) Mr. Becker — 429 RSUs; (c) Ms. Boss — 429 restricted ordinary shares; (d) Mr. Carey – 429 RSUs; (e) Mr. Gerhardt — 429 restricted ordinary shares; (f) Mr. Hendry — 321 RSUs; (g) Mr. Liu — 429 restricted ordinary shares; and (g) Mr. Patel — 429 RSUs. Fractional amounts are payable in cash at the time of vesting. Total restricted ordinary shares and RSUs held by directors as of the record date are described in the footnotes to the Principal Shareholders and Management Ownership table.

(4)	Fees earned by Mr. Liu in cash are payable directly to Hillhouse pursuant to the terms of his employment.

(5)	Mr. Winslow has waived his equity retainer. Fees earned by him in cash are payable directly to CPPIB pursuant to the terms of his employment.

Enstar Group Limited	22	2020 Proxy Statement

EXECUTIVE OFFICERS

DOMINIC SILVESTER
Title: Chief Executive Officer Officer Since: 2001 Age: 59
Biographical Information: Dominic Silvester has served as a director and the Chief Executive Officer of the Company since its formation in 2001. In 1993, Mr. Silvester began a business venture in Bermuda to provide run-off services to the insurance and reinsurance industry. In 1995, the business was assumed by Enstar Limited, which is now a subsidiary of the Company, and for which Mr. Silvester has since then served as Chief Executive Officer. Prior to co-founding the Company, Mr. Silvester served as the Chief Financial Officer of Anchor Underwriting Managers Limited from 1988 until 1993.

PAUL O’SHEA
Title: President Officer Since: 2001 Age: 62
Biographical Information: Paul O’Shea was appointed as President of the Company in December 2016. He previously served as Executive Vice President and Joint Chief Operating Officer of the Company since our formation in 2001, and has also been a director throughout this time. He leads our mergers and acquisitions operations, including overseeing our transaction sourcing, due diligence, and negotiations processes. In 1994, Mr. O’Shea joined Dominic Silvester in his run-off business venture in Bermuda, and he served as a director and Executive Vice President of Enstar Limited, which is now a subsidiary of the Company, from 1995 until 2001. Prior to co-founding the Company, he served as the Executive Vice President, Chief Operating Officer and a director of Belvedere Group/Caliban Group from 1985 until 1994.

ORLA GREGORY
Title: Chief Operating Officer Officer Since: 2015 Age: 46
Biographical Information: Orla Gregory was appointed as Chief Operating Officer during 2016. She previously served as Chief Integration Officer from February 2015; Executive Vice President of Mergers and Acquisitions of our subsidiary, Enstar Limited, from May 2014; and Senior Vice President of Mergers and Acquisitions from 2009. She has been with the Company since 2003. Ms. Gregory served as Financial Controller of Irish European Reinsurance Company Ltd. in Ireland from 2001 to 2003, and she was an Investment Accountant with Ernst & Young Bermuda 1999 to 2001. Prior to that, Ms. Gregory worked for QBE Insurance & Reinsurance (Europe) Limited in Ireland from 1993 to 1998 as a Financial Accountant.

GUY BOWKER
Title: Chief Financial Officer Officer Since: 2017 Age: 42
Biographical Information: Guy Bowker was appointed as Chief Financial Officer on January 1, 2018. He previously served as Chief Accounting Officer since joining the Company in September 2015 and was appointed as Deputy CFO during 2017 as part of his transition to the role of CFO. From 2010 to 2015, Mr. Bowker held the role of Senior Vice President - Controller of Platinum Underwriters Holdings, Ltd. From 2007 to 2010, he was the Director of Finance for American International Group in Bermuda. He is an alumnus of Deloitte’s insurance practice and a member of Chartered Professional Accountants Bermuda and Chartered Accountants Australia and New Zealand. He is also a Chartered Insurer and Fellow of the Chartered Insurance Institute in the United Kingdom.

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NAZAR ALOBAIDAT
Title: Chief Investment Officer, Enstar (US), Inc. Officer Since: 2016 Age: 42
Biographical Information: Nazar Alobaidat joined Enstar as Chief Investment Officer in 2016. He formerly served as Managing Director and CIO of AIG Property Casualty’s U.S., Canada and Bermuda regions and was with AIG from 2009-2016. Prior to that, he served as Vice President within the investment banking division of Lehman Brothers and Barclays Capital, specializing in derivatives and financing transactions for corporate clients of the investment bank. He previously served in the capital markets group of Deloitte from 2001-2006. Mr. Alobaidat is a Certified Public Accountant with a Master’s Degree from the University of Florida.

DAVID ATKINS
Title: Chief Executive Officer, Enstar (EU) Limited Officer Since: 2016 Age: 45
Biographical Information: David Atkins was appointed the Chief Executive Officer of Enstar (EU) Limited ("Enstar EU") in January 2016 and continues to serve as Group Head of Claims. From October 2010 to December 2015, he served as Chief Operating Officer of Enstar EU; from April 2007 to October 2010 as Head of Claims and Commutations; and from 2003 to 2007 as Manager of Commutations. Prior to 2003, he served as Manager of Commutation Valuations for Equitas Management Services Limited in London from 2001 to 2003, and as an Analyst in the Reserving and Commutations Department from 1997 to 2001.

PAUL BROCKMAN
Title: President and Chief Executive Officer, Enstar (US), Inc Officer Since: 2016 Age: 47
Biographical Information: Paul Brockman is the President and Chief Executive Officer of Enstar (US) Inc. ("Enstar US"). He served as President and Chief Operating Officer of Enstar US from November 2014 to July 2016. From October 2012 to November 2014, he served as Senior Vice President, Head of Commutations for Enstar US. Before joining Enstar US, he worked as Head of Reinsurance for Resolute Management Services UK Ltd. in its London office from April 2007 to October 2012 and, from April 2001 to April 2007, he worked as Manager of Reinsurance Cash Collection and Debt Litigation within the reinsurance asset division of Equitas Management Services Ltd in London.

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PRINCIPAL SHAREHOLDERS AND MANAGEMENT OWNERSHIP
The table below sets forth information as of April 15, 2020 (unless otherwise provided herein) regarding beneficial ownership of our voting ordinary shares by each of the following, in each case based on information provided to us by these individuals:

•	each person or group known to us to be the beneficial owner of more than 5% of our ordinary shares;

•	each of our current directors and director nominees;

•	each of the individuals named in the Summary Compensation Table; and

•	all of our current directors and executive officers as a group.
The table describes the ownership of our voting ordinary shares (including restricted voting ordinary shares), which are the only shares entitled to vote at the Annual General Meeting. Percentages are based on 18,620,876 ordinary shares outstanding as of April 15, 2020. Certain shareholders listed in the table also hold non-voting ordinary shares, as described in "-Non-Voting Ordinary Shares."
Voting Ordinary Shares
Unless otherwise indicated, each person has sole voting and dispositive power with respect to all shares shown as beneficially owned by them.

	Name of Beneficial Owner	Number of Shares	Percent of Class
(1)	Hillhouse	1,747,840	9.4%
(2)	Stone Point Capital LLC	1,635,986	8.8%
(3)	Canada Pension Plan Investment Board	1,501,211	8.1%
(4)	The Vanguard Group	1,115,128	6.0%
(5)	Wellington Management Group LLP	1,054,543	5.7%
(6)	Poul Winslow (as a Trustee of CPPIB Epsilon Ontario Trust)	741,735	4.0%
(7)	Dominic Silvester	585,022	3.1%
(8)	Paul O’Shea	235,001	1.3%
(9)	Robert Campbell	181,264	1.0%
(10)	Orla Gregory	43,311	*
(11)	Hans-Peter Gerhardt	8,541	*
(12)	James Carey	5,729	*
(13)	B. Frederick Becker	4,455	*
(14)	Guy Bowker	3,966	*
(15)	Hitesh Patel	3,444	*
(16)	Jie Liu	1,876	*
(17)	Nazar Alobaidat	1,435	*
(18)	W. Myron Hendry	—	*
(19)	All Current Executive Officers and Directors as a group (15 persons)	1,820,603	9.8%

*	Less than 1%

(1)
Based on information provided in a Schedule 13D/A filed on April 2, 2019 by Hillhouse Capital Advisors, Ltd. ("Hillhouse Advisors") with respect to 543,487 shares and a 13D/A filed on April 2, 2019 by Hillhouse Capital Management, Ltd. ("Hillhouse Management") with respect to 1,204,353 shares. Hillhouse Advisors and Hillhouse Management each have sole voting power and sole dispositive power over all of the shares reported in their respective 13D/A filings. The principal address for both Hillhouse Advisors and Hillhouse Management is DMS House, 20 Genesis Close, George Town, Grand Cayman, Cayman Islands KY1-1103.

(2)
Based on information provided in a Schedule 13D/A filed jointly on May 15, 2018 by Stone Point Capital LLC (“Stone Point”), Trident V, L.P. (“Trident V”), Trident Capital V, L.P. (“Trident V GP”), Trident V Parallel Fund, L.P. (“Trident V Parallel”), Trident Capital V-PF, L.P. (“Trident V Parallel GP”), Trident V Professionals Fund, L.P. (“Trident V Professionals”) and Stone Point GP Ltd. (“Trident V Professionals GP”), together with information with respect to Trident Public Equity GP LLC ("TPE GP") and Trident Public Equity LP ("TPE LP") on a prior amendment to such Schedule 13D/A. Of the reported ordinary shares: 1,350,000 are held by TPE LP, of which TPE GP is the general partner, 163,871 are held by Trident V, of which Trident V GP is the general partner, 114,925 are held by Trident V Parallel, of which Trident V Parallel GP is the general partner and 7,190 are held by Trident V Professionals, of which Trident V Professionals GP is the general partner. Trident V, Trident V Parallel, Trident V Professionals and each of their respective general partners may be deemed to beneficially own the ordinary shares held by TPE LP. Stone Point, as the manager of Trident V, Trident V Parallel and Trident V Professionals may be deemed to beneficially own all the shares held by these entities, including the shares held by TPE LP. James Carey, a member of our Board, is a member and senior principal of Stone Point, an owner of one of four general partners of each of Trident V GP and

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Trident V Parallel GP, and a shareholder and director of Trident V Professionals GP. See footnote 12 with respect to 5,729 ordinary shares issuable to Mr. Carey pursuant to the Deferred Compensation Plan and not included in Stone Point’s total reported holdings of 1,635,986 shares. Although these share units accrue to Mr. Carey personally, he holds these share units solely for the benefit of Stone Point, which may be deemed an indirect beneficial owner. The principal address for each Stone Point entity is c/o Stone Point at its principal address, which is 20 Horseneck Lane, Greenwich, CT 06830.

(3)
Based on information provided in a Schedule 13D/A filed jointly on June 15, 2018 by (a) CPPIB, (b) CPPIB Epsilon Ontario Limited Partnership ("CPPIB LP"), (c) CPPIB Epsilon Ontario Trust ("CPPIB Trust"), (d) Poul A. Winslow and (e) R. Scott Lawrence. CPPIB's reported holding of 1,501,211 ordinary shares excludes 741,735 ordinary shares held indirectly through CPPIB LP. CPPIB Trust is the general partner of CPPIB LP, and Messrs. Winslow and Lawrence are trustees of CPPIB Trust. By virtue of their roles as a trustee of CPPIB Trust, Messrs. Winslow and Lawrence have shared voting and shared dispositive power over the shares. CPPIB also owns 1,192,941 Series C non-voting ordinary shares and 404,771 Series E non-voting ordinary shares. The principal address of the above persons and entities is One Queen Street East, Suite 2500 Toronto, ON M5C 2W5 Canada.

(4)
Based on information provided in a Schedule 13G/A filed on February 12, 2020 by The Vanguard Group ("Vanguard"). Vanguard has sole voting power over 13,965 shares, shared voting power over 2,745 shares, sole dispositive power over 1,099,881 shares and shared dispositive power over 15,247 shares. The principal address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Based on information provided in a Schedule 13G filed on January 28, 2020 by Wellington Management Group LLP ("Wellington"), Wellington Group Holdings LLP ("Wellington Holdings") and Wellington Investment Advisors Holdings LLP ("Wellington Advisors"). Wellington, Wellington Holdings and Wellington Advisors have shared voting power over 754,962 shares and shared dispositive power over 1,054,543 shares. The principal address for Wellington, Wellington Holdings and Wellington Advisors is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(6)
Consists of 741,735 shares held by CPPIB LP. Mr. Winslow is a trustee of the CPPIB Trust, which is the general partner of CPPIB LP, but he has no pecuniary interest in the shares held by CPPIB LP. Mr. Winslow disclaims any beneficial ownership of the shares owned by CPPIB. See footnote 3.

(7)
Consists of (a) 96,854 ordinary shares held directly by Mr. Silvester, (b) 483,168 shares held indirectly by Rock Pigeon Limited, a Guernsey company, of which Mr. Silvester and his spouse own 58.66% and 41.34%, respectively, and (c) 5,000 RSUs scheduled to vest on May 10, 2020. Does not include Mr. Silvester's Joint Share Ownership Interest in 565,630 ordinary shares relating to an award granted to Mr. Silvester under our Joint Share Ownership Plan, a sub-plan of our Amended and Restated 2016 Equity Incentive Plan. Under the terms of a joint share ownership agreement between Enstar, Mr. Silvester and the trustee of the Enstar Group Limited Employee Benefit Trust, Mr. Silvester holds a shared ownership interest with the Trustee in the ordinary shares underlying the award, subject to certain vesting and other conditions. The Trustee holds the legal title of all the ordinary shares underlying the award, and all voting rights in respect of the shares underlying the award have been waived.

(8)
Consists of (a) 71,545 ordinary shares held directly by Mr. O’Shea, (b) 160,331 ordinary shares held by the Elbow Trust (of which Mr. O'Shea and his immediate family are the sole beneficiaries), and (c) 3,125 RSUs scheduled to vest on May 10, 2020. Does not include 10,929 RSUs that vest in three equal annual installments beginning on January 21, 2021 and 32,785 PSUs scheduled to vest following a three-year performance period that began on January 1, 2020. The trustee of the Elbow Trust is R&H Trust Co. (BVI) Ltd.

(9)
Consists of (a) 44,256 ordinary shares held directly by Mr. Campbell, (b) 42,500 ordinary shares held by a self-directed pension plan, (c) 32,300 ordinary shares owned by Mr. Campbell’s spouse, (d) 25,050 ordinary shares owned by Osprey Partners, (e) 12,400 ordinary shares owned by Mr. Campbell’s children, (f) 3,000 ordinary shares owned by the Robert J. Campbell Family Trust, (g) 2,500 ordinary shares owned by the F.W. Spellissy Trust, (h) 500 ordinary shares owned by the Amy S. Campbell Family Trust, and (i) 18,758 ordinary shares issuable pursuant to the Enstar Group Limited Deferred Compensation and Ordinary Share Plan for Non-Employee Directors.

(10)
Consists of (a) 41,227 ordinary shares held directly by Ms. Gregory and (b) 2,084 RSUs scheduled to vest on May 10, 2020. Does not include 20,163 PSUs scheduled to vest following a three-year performance period that began on January 1, 2020.

(11)	Includes 655 restricted ordinary shares held directly by Mr. Gerhardt scheduled to vest on April 1, 2021.

(12)
Includes 5,729 ordinary shares issuable pursuant to the Deferred Compensation Plan held by Mr. Carey solely for the benefit of Stone Point, of which Mr. Carey is a senior principal. Mr. Carey disclaims beneficial ownership of these share units, except to the extent of his pecuniary interest therein, if any. Stone Point may be deemed an indirect beneficial owner of these ordinary shares. Does not include the ordinary shares held by the Trident V funds described in footnote 2. Mr. Carey is a member of the investment committee and owner of one of the four general partners of both of Trident V GP (the general partner of Trident V) and Trident Capital V-PF (the general partner of Trident V Parallel). Mr. Carey is also a member and senior principal of Stone Point and a shareholder and director of Trident V Professionals GP, which is the general partner of Trident V Professionals. Mr. Carey disclaims beneficial ownership of the shares held of record or beneficially by Stone Point, except to the extent of any pecuniary interest therein.

(13)	Consists of 3,800 ordinary shares issuable to Mr. Becker pursuant the Deferred Compensation Plan and 655 restricted ordinary shares scheduled to vest on April 1, 2021.

(14)
Consists of 3,966 ordinary shares held directly by Mr. Bowker. Does not include 297 RSUs that vest on November 17, 2020; 1,021 RSUs that vest in two approximately equal annual installments beginning on November 17, 2020; and 4,868 RSUs that vest in three approximately equal annual installments beginning on March 20, 2021. Does not include 1,871 PSUs scheduled to vest following a three-year performance period that began on January 1, 2018; 2,844 PSUs scheduled to vest following a three-year performance period that began on January 1, 2019; and 11,360 PSUs scheduled to vest following a three-year performance period that began on January 1, 2020.

(15)	Includes 3,286 ordinary shares issuable to Mr. Patel pursuant to the Deferred Compensation Plan.

(16)	Includes 655 restricted ordinary shares held directly by Mr. Liu scheduled to vest April 1, 2021.

(17)
Consists of 1,435 ordinary shares held directly by Mr. Alobaidat. Does not include 176 RSUs that vest on November 17, 2020; 493 RSUs that vest in two approximately equal annual installments beginning on November 17, 2020; 412 RSUs that vest in three approximately equal annual installments beginning on March 20, 2021; and 15,702 RSUs that vest on September 18, 2022. Does not include 1,051 PSUs scheduled to vest following a three-year performance period that began on January 1, 2018; 1,373 PSUs scheduled to vest following a three-year performance period that began on January 1, 2019; and 961 PSUs scheduled to vest following a three-year performance period that began on January 1, 2020.

(18)	Does not include 320 RSUs that vest on July 1, 2020 and 655 RSUs that vest on April 1, 2021.

(19)	See footnotes 6 through 18.

Enstar Group Limited	26	2020 Proxy Statement

Non-Voting Ordinary Shares
In addition to voting ordinary shares, we had a total of 3,509,682 issued and outstanding non-voting ordinary shares as of April 15, 2020. These shares are held by CPPIB and Hillhouse, as set forth in the table below. Of these shares:

Name of Beneficial Owner	Ordinary Voting Shares	Series C Non-Voting Ordinary Shares	Series E Non-Voting Ordinary Shares	Economic Interest (Excluding Warrants)
Hillhouse(1)	1,747,840	1,406,731	505,239	16.5%
CPPIB and CPPIB Trust	2,242,946	1,192,941	404,771	17.4%

(1)	Does not include warrants outstanding to acquire 175,901 Series C Non-Voting Ordinary Shares for an exercise price of $115.00 per share, subject to certain adjustments.
For additional information on our non-voting ordinary shares, refer to Note 17 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019.
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the SEC and The Nasdaq Stock Market, LLC reports on Forms 3, 4 and 5 regarding their ownership of ordinary shares and other equity securities of the Company. Under SEC rules, we must be furnished with copies of these reports. Based solely on our review of the copies of such forms received by us and written representations from our executive officers and directors, we believe that, during the year ended December 31, 2019, all filing requirements applicable to our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities under Section 16(a) were complied with on a timely basis, except that one filing of a Form 3 for Nazar Alobaidat with respect to his holdings of Company stock upon becoming an executive officer of the Company was filed three days after the deadline.

Enstar Group Limited	27	2020 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Person Transaction Procedures
From time to time, we have participated in transactions in which one or more of our directors, executive officers or large shareholders has an interest. These transactions, called related-party transactions, are described below. All related party transactions require the approval of our Audit Committee (comprised entirely of independent directors), which reviews each transaction for fairness, business purpose, and reasonableness. Each transaction involving the Company and an affiliate entered into during 2019 was approved by our Audit Committee. Investment transactions with related parties are also subject to the review and approval of our Investment Committee.
In addition, our Board has adopted a Code of Conduct, which states that our directors, officers and employees must avoid engaging in any activity that might create a conflict of interest or a perception of a conflict of interest. The Code of Conduct requires these individuals to raise any proposed or actual transaction that they believe may create a conflict of interest for Audit Committee consideration and review. In any situation where an Audit Committee member could be perceived as having a potential conflict of interest, that member is expected to recuse himself from the matter, and the non-interested members of the Audit Committee review the transaction.
On an annual basis, each director and executive officer completes a Directors’ and Officers’ Questionnaire that requires disclosure of any transactions with the Company in which he or she, or any member of his or her immediate family, has a direct or indirect material interest. A summary of responses from the questionnaires is reported to the Audit Committee.
Transactions Involving Related Persons
Transactions with Trident and its Affiliates
Through several private transactions occurring from May 2012 to July 2012 and an additional private transaction that closed in May 2018, investment funds managed by Stone Point Capital LLC ("Stone Point") have acquired an aggregate of 1,635,986 of our Voting Ordinary Shares (which constitutes approximately 8.8% of our outstanding voting ordinary shares). On November 6, 2013, we appointed James D. Carey to our Board of Directors. Mr. Carey is the sole member of an entity that is one of four general partners of the entities serving as general partners for the Trident funds, is a member of the investment committees of such general partners, and is a member and senior principal of Stone Point, the manager of the Trident funds.
Prior to Trident’s acquisition of our ordinary shares in 2012, we invested in SKY Harbor Global Funds ("SKY Harbor"), which is managed by companies in which the Trident funds have indirect ownership interests. Additional allocations to this investment were approved by our Audit and Investment Committees and made in subsequent years. As of December 31, 2019, we had made aggregate investments of $329.1 million in SKY Harbor, which had an aggregate fair value of approximately $381.4 million. The manager of SKY Harbor charges certain fees to the funds it manages. These fees are deducted within the net asset value of the fund and totaled approximately $1.6 million for the year ended December 31, 2019. We are treated no less favorably than similarly situated investors in the fund.
We have made the following commitments to invest in funds managed by Stone Point: (i) up to $20.0 million in Trident VI Parallel Fund and Trident VI Parallel AIV-I, LP made in 2014; (ii) $15.8 million in T-VI Co-Invest-A LP (collectively with Trident VI Parallel Fund and Trident VI Parallel AIV-I, LP, the "Trident VI funds") made in 2015; (iii) up to $10.0 million in Trident VII, L.P. (the "Trident VII Fund") made in 2017; and (iv) up to $10.0 million in Trident VIII, L.P., made in 2019.
As of December 31, 2019, we had made aggregate investments of $13.8 million in the Trident VI funds and Trident VII Fund, and such investments had a fair value of $30.0 million. Stone Point charges fees to the funds it manages (other than T-VI Co-Invest-A LP), which are deducted within the net asset value of the funds and totaled approximately $1.2 million for the year ended December 31, 2019. We are treated no less favorably than similarly situated investors in the funds. The Trident VI funds and the Trident VII Fund and its affiliates collectively own an approximate 37% interest in Alliant Insurance Services, an insurance brokerage firm. Alliant Insurance Services has provided brokerage services to our StarStone companies in the ordinary course of business and receives commission fees for business produced on an arm's-length basis.
During 2014, we invested in Eagle Point Credit Fund L.P., which is managed by Eagle Point Credit Management LLC, a company indirectly owned, in part, by Trident VI Parallel Fund (the "EP Manager"). Mr. Carey is a director of the Board of Managers of the EP Manager. As of December 31, 2019, our investment totaled $63.9 million, and its fair value was $63.1 million. During 2019, we made an additional commitment of $50.0 million to Eagle Point Credit Fund L.P., of which $30.1 million was outstanding at year end. The EP Manager charges certain fees to the fund, which are deducted within the net asset value of the fund and totaled approximately $0.5 million for the year ended December 31,

Enstar Group Limited	28	2020 Proxy Statement

2019. We are treated no less favorably than similarly situated investors in the fund. We also invested in shares of common stock of Eagle Point Credit Company, a registered investment company indirectly owned, in part, by Trident VI Parallel. As of December 31, 2018, we had exited this investment. We also have separate accounts managed by the EP Manager, SKY Harbor and PRIMA Capital Advisors, LLC, a registered investment adviser, which is indirectly owned, in part, by funds managed by Stone Point. These accounts had a balance of $215.0 million, $155.4 million and $94.7 million, respectively, as of December 31, 2019, and we incurred approximately $0.2 million, $0.1 million and $0.3 million, respectively, for these accounts in management fees for the year ended December 31, 2019.
During 2018, we invested an aggregate amount of $15.7 million in SPC Opportunities Parallel Fund, L.P., a fund managed by Stone Point. This investment had a fair value of $16.3 million as of December 31, 2019. We did not incur any fees in connection with this investment during the year ended December 31, 2019. We have committed an aggregate amount of $30.0 million to SPC Opportunities Parallel Fund, L.P.
During 2016, we invested in Marble Point Investments LP ("Marble Point"), the general partner of which is an affiliate of the EP Manager. As of December 31, 2019, we had invested $27.7 million with a fair value of $26.2 million, in Marble Point. We did not incur any fees in connection with this investment during the year ended December 31, 2019. We have also invested in Marble Point Fund, which is an affiliate of the EP Manager. As of December 31, 2019 our investment totaled $1.7 million, and its fair value was $4.9 million. We incurred fees in connection with this investment of $0.1 million during the year ended December 31, 2019.
During 2019, Marble Point acted as collateral manager for certain of our direct investments in CLO equity securities. As of December 31, 2019, the fair value of these investments was $27.7 million, and we did not incur any fees in connection with this investment during the year ended December 31, 2019.
During 2018, we invested in Eagle Point Income Company, Inc., which is managed by the EP Manager. As of December 31, 2019, our investment totaled $75.1 million, and its fair value was $70.6 million. We did not incur any fees in connection with this investment during the year ended December 31, 2019.
During 2018, we committed to invest $35.0 million in Henderson Park Real Estate Fund, which is owned, in part, by the Trident VII Fund. As of December 31, 2019, our total investment was $16.6 million, and its fair value was $18.1 million.
During the fourth quarter of 2018, we invested an aggregate of $25.0 million in Mitchell TopCo Holdings, the parent company of Mitchell International and Genex Services LLC, as a co-investor alongside the Trident VII Fund. As of December 31, 2019, the value of our initial investment had not changed.
During 2014, we invested $17.5 million in Sound Point Credit Opportunities Offshore Fund, Ltd., a fund managed by Sound Point Capital. Mr. Carey has an indirect minority ownership interest in, and serves as a director on the board of managers of, Sound Point Capital. This investment had a fair value of $19.0 million as of December 31, 2019. In addition, during 2019 we invested an aggregate investment of $25.0 million in Sound Point CLO Fund, Ltd., a fund managed by Sound Point Capital. This investment had a fair value of $24.4 million as of December 31, 2019. Sound Point Capital charges certain fees to the funds it manages, which are deducted from the net asset value of the funds and totaled approximately $0.2 million for the year ended December 31, 2019.
We are treated no less favorably than similarly situated investors in the funds. Sound Point Capital has acted as collateral manager for certain of our direct investments in CLO debt and equity securities. The fair value of these investments was $11.1 million and $8.9 million, respectively, as of December 31, 2019. During 2016, we opened a separate account managed by Sound Point Capital, with a fair value of $0.1 million as of December 31, 2019, with respect to which we did not incur any fees for the year.
Fees charged pursuant to investments affiliated with entities owned by a Trident fund or Sound Point Capital were on an arm's-length basis.
In addition, we have entered into certain agreements with Trident with respect to Trident’s co-investments in the Atrium, Arden, and StarStone acquisitions. These include investors’ agreements and shareholders’ agreements, which provide for, among other things: (i) our right to redeem Trident’s equity interest in the Atrium/Arden and StarStone transactions in cash at fair market value at any time following September 6, 2020 and April 1, 2021, respectively, and (ii) Trident’s right to have its equity co-investment interests in the Atrium/Arden and StarStone transactions redeemed by us at fair market value (which we may satisfy in either cash or our ordinary shares) following September 6, 2020 and April 1, 2021, respectively. Pursuant to the terms of the shareholders’ agreements, Mr. Carey serves as a Trident representative on the boards of the holding companies, including North Bay Holdings Limited ("North Bay"), established in connection with the Atrium/Arden and StarStone co-investment transactions. Trident also has a second representative on these boards who is a Stone Point employee.

Enstar Group Limited	29	2020 Proxy Statement

We, in partnership with StarStone's other shareholders, have recently completed transactions to provide capital support to StarStone in the form of:

(i)
a contribution to its contributed surplus account and a loss portfolio transfer, effective October 1, 2018. To fund the transaction, the North Bay shareholders contributed an aggregate amount of $135.0 million to North Bay in proportion to their ownership interests. Trident’s proportionate contribution of $53.1 million was temporarily funded by North Bay and was reimbursed in the first quarter of 2019; and

(ii)	a loss portfolio transfer, effective April 1, 2019, for which shareholders agreed to contribute an aggregate amount of $48.0 million.
In addition, we have separately entered into a loss portfolio transfer and adverse development cover with StarStone effective October 1, 2019, whereby StarStone transferred $189.4 million in loss reserves and unearned premium to a wholly-owned Enstar subsidiary in exchange for premium of $189.4 million. We also provided an additional $59.0 million adverse development cover in excess of the $189.4 million.
As of December 31, 2019, we included $420.5 million as redeemable noncontrolling interest on our balance sheet related to these Trident co-investment transactions.
From time to time, certain of our directors and executive officers have made personal commitments and investments in entities that are affiliates of or otherwise related to funds managed by Stone Point or Sound Point Capital, including some of the entities listed above.
Hillhouse
Investment funds managed by Hillhouse collectively own approximately 9.4% of Enstar’s voting ordinary shares. These funds also own non-voting ordinary shares and warrants to purchase additional non-voting ordinary shares, which together with their voting ordinary shares, represent an approximate 16.5% economic interest in Enstar. In February 2017, Jie Liu, a Partner of Hillhouse, was appointed to our Board.
We have direct investments in funds (the "Funds") managed by Hillhouse Management, Hillhouse Advisors (together, "Hillhouse Capital"), and AnglePoint Asset Management Ltd. ("AnglePoint"). As of December 31, 2019, we had investments in the Funds with a fair value of $1,151.6 million. Hillhouse Capital and AnglePoint charge certain fees to the funds they manage. These fees are deducted within the net asset value of the respective funds and totaled approximately $89.0 million for the year ended December 31, 2019.
In addition, our equity method investee, Enhanzed Reinsurance Ltd. ("Enhanzed Re") has investments in a fund managed by AnglePoint. Our share of these investments had a fair value of $155.4 million as of December 31, 2019. Enhanzed Re is a joint venture between us, Allianz SE and Hillhouse Capital.
From time to time, certain of our directors and executive officers have made personal commitments and investments in entities managed by Hillhouse Capital.
AmTrust
In November 2018, pursuant to a Subscription Agreement with Evergreen Parent L.P. ("Evergreen"), K-Z Evergreen, LLC and Trident Pine Acquisition LP ("Trident Pine"), we purchased equity in Evergreen in the aggregate amount of $200.0 million. Evergreen is an entity formed by private equity funds managed by Stone Point and the Karfunkel-Zyskind family that acquired the approximately 45% of the issued and outstanding shares of common stock of AmTrust Financial Services, Inc. ("AmTrust") that the Karfunkel-Zyskind family and certain of its affiliates and related parties did not already own or control. The equity interest was in the form of three separate classes of equity securities issued at the same price and in the same proportion as the equity interest purchased by Trident Pine. Evergreen owns all of the equity interest in AmTrust. Upon the successful closing of the transaction we received a fee of $3.3 million, half of which was paid upon closing and the other half of which was paid on the first anniversary of the closing. In a second transaction in December 2019, Enstar acquired an additional $25.9 million of Evergreen securities from another investor. Following the closing of the second transaction, we own approximately 8.5% of the equity interest in Evergreen and Trident Pine owns approximately 21.8%. During the year ended December 31, 2019, we recorded net investment income of $7.7 million and net realized and unrealized gains of $10.1 million related to our indirect equity investment in AmTrust.
On February 14, 2019, we entered into four RITC transactions with Syndicates 1206, 1861, 2526 and 5820, managed by AmTrust Syndicates Limited, an affiliate of AmTrust, under which we reinsured to close the 2016 and prior underwriting years. In these transactions, we assumed aggregate net reinsurance reserves of approximately £650.0 million (approximately $830.0 million) for cash consideration approximately equal to the net amount of reserves assumed.

Enstar Group Limited	30	2020 Proxy Statement

Citco
In June 2018, our subsidiary made a $50.0 million indirect investment in the shares of Citco III Limited ("Citco"), a fund administrator with global operations. Pursuant to an investment agreement and in consideration for participation therein, a related party of Hillhouse Capital provided investment support to such subsidiary. As of December 31, 2019, our indirect investment in the shares of Citco, carried in equity method investments on our consolidated balance sheet, had a fair value of $51.7 million. In a private transaction that preceded our co-investment opportunity, certain Citco shareholders, including Trident, agreed to sell all or a portion of their interests in Citco. As of December 31, 2019, Trident owned an approximate 3.4% interest in Citco. Mr. Carey currently serves as an observer to the board of directors of Citco in connection with Trident's investment.
Enhanzed Re
Enhanzed Re is a joint venture between Enstar, Allianz SE and AnglePoint that was capitalized in December 2018. Enhanzed Re is a Bermuda-based Class 4 and Class E reinsurer and will reinsure life, non-life run-off, and property and casualty insurance business, initially sourced from Allianz SE and Enstar. Enstar, Allianz and Hillhouse Capital affiliates have made equity investment commitments in aggregate of $470.0 million to Enhanzed Re. Enstar owns 47.4% of the entity, Allianz owns 24.9%, and an affiliate of Hillhouse Capital owns 27.7%. As of December 31, 2019, we contributed $154.1 million of our total capital commitment to Enhanzed Re and had an uncalled amount of $68.7 million.
On October 1, 2019, we completed a reinsurance transaction with Zurich Insurance Group ("Zurich"), pursuant to which we reinsured certain of Zurich's U.S. asbestos and environmental liability insurance portfolios. In the transaction, we assumed $622.9 million of gross reserves, relating to 1986 and prior year business, for reinsurance premium of $465.5 million and recorded a deferred charge of $115.8 million. We have ceded 10% of this transaction to Enhanzed Re on the same terms and conditions as those received by us.
Our subsidiary acts as the (re)insurance manager for Enhanzed Re, Hillhouse acts as primary investment manager, and an affiliate of Allianz SE also provides investment management services. Enhanzed Re writes business from affiliates of its operating sponsors, Allianz SE and Enstar. It also underwrites business to maximize diversification by risk and geography.
Indemnification of Directors and Officers; Director Indemnity Agreements
We have Indemnification Agreements with each of our directors. Each Indemnification Agreement provides, among other things, that we will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee if, by reason of such indemnitee’s status as a director or officer of the Company, such indemnitee was, is or is threatened to be made a party or participant in any threatened, pending or completed proceeding, whether of a civil, criminal, administrative, regulatory or investigative nature, against all judgments, fines, penalties, excise taxes, interest and amounts paid in settlement and incurred by such indemnitee in connection with such proceeding. In addition, each of the Indemnification Agreements provides for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement, subject to certain exceptions. None of the Indemnification Agreements precludes any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including but not limited to, any rights arising under our governing documents, or any other agreement, any vote of our shareholders or any applicable law.
Our executive officers’ employment agreements provide them with indemnification protection to the fullest extent permitted by applicable law in the jurisdictions in which they are employed.

Enstar Group Limited	31	2020 Proxy Statement

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Company Performance
We achieved record financial results in 2019, growing our fully diluted book value per share by 26.9% to a new high of $197.93 and returning 26.6% on opening shareholders' equity. We posted $902.2 million in net earnings and reported non-GAAP operating income of $553.4 million. These results drove the Company to exceed maximum levels of financial objectives within the Annual Incentive Plan. By comparison, in 2018 the Company recorded its first-ever net loss and missed threshold levels of financial objective achievement.
The key elements of our 2019 reported results and financial position included:

•	an increase of 27.4% in basic book value per share, compared to a peer median of 15.0%;

•	net investment income of $321.3 million;

•	net realized and unrealized gains on fixed income investments of $534.7 million due to an increase in valuation as a result of declining interest rates and tightening credit spreads during 2019;

•	net realized and unrealized gains on equities and other investments of $496.6 million, due primarily to the strong performance of global equity markets;

•	reduction in prior period estimates of net ultimate losses of $220.0 million in our Non-life Run-off segment;

•	completion of new run-off transactions that added $2.8 billion of gross loss reserves and other asbestos and environmental liabilities;

•	total losses and loss adjustment expenses and other asbestos and environmental liabilities increased 17.3% to $11.3 billion (an increase of 48.0% during the last three years);

•	total assets increased 17.0% to $19.4 billion (an increase of 42.3% during the last three years); and

•	completion of a public offering of ten-year senior notes, adding $500 million Tier 3 capital under the eligible capital rules of the Bermuda Monetary Authority.
The graphs below show that we have outperformed the peer median in growth in basic book value per common share (compounded annually) during the three- and one-year periods ended December 31, 2019. We also outperformed the median of our peer group for GAAP return on opening equity, primarily due to our 2019 results. Although relative performance metrics are not built into our incentive programs because of the unique nature of our business (as described in "- Peer Group" below), our Board monitors our performance versus our industry peers for background information purposes.

*	Source: S&P Market Intelligence for peer company data. Peer group includes the companies selected as our peers by our Compensation Committee, as described in "- Peer Group."

Enstar Group Limited	32	2020 Proxy Statement

Management Team
During 2019, our principal executive officer, principal financial officer, and three most highly compensated executive officers were:

•	Dominic Silvester - Chief Executive Officer ("CEO") and co-founder;

•	Guy Bowker - Chief Financial Officer ("CFO");

•	Paul O'Shea - President and co-founder;

•	Orla Gregory - Chief Operating Officer ("COO"); and

•	Nazar Alobaidat - Chief Investment Officer ("CIO").
Each of the executive officers made important contributions in 2019, as described more fully in this Compensation Discussion and Analysis.
Objectives of our Executive Compensation Program
Our Compensation Committee is responsible for establishing the philosophy and objectives of our compensation program, designing and administering the various elements of our compensation program, and assessing the performance of our executive officers and the effectiveness of our compensation program in achieving their objectives.
We are a growth company operating in an extremely competitive and changing industry. We believe that the skill, talent, judgment, and dedication of our executive officers are critical factors affecting the long-term value of our company. Therefore, our goal is to maintain an executive compensation program that will:

Incentivize performance consistent with clearly defined corporate objectives
Align our executives’ long-term interests with those of our shareholders
Fairly compensate our executives
Retain and attract qualified executives who are able to contribute to our long-term success
We have specifically identified growing our book value per share as our primary corporate objective, and we believe that long-term growth in fully diluted book value per share is the most appropriate measure of our financial performance. Growth in our book value is driven primarily by growth in our net earnings, which is in turn driven in large part by: (i) successfully completing new acquisitions; (ii) effectively managing companies and portfolios of business that we have acquired; (iii) executing our active underwriting strategies; and (iv) prudently managing our investments and capital.
We do, however, use several financial metrics in our incentive compensation programs, which include growth in fully diluted book value per share, net earnings, return on equity, and, beginning in 2019, Non-GAAP Operating Income and Non-GAAP Operating Income return on equity. Non-GAAP Operating Income is a non-GAAP financial measure disclosed in our quarterly and annual reports that we believe is useful for evaluating the performance of our core business and aligned with the way our management team analyzes our results. We also incorporate operational performance objectives into our annual incentive compensation program, which are designed to drive success across our business and to support long-term growth.
Roles of Executive Officers
The Compensation Committee makes compensation determinations for all of our executive officers. As part of the determination process, Mr. Silvester, our CEO, assesses our overall performance and the individual contribution of each member of the executive leadership team. On an annual basis, he reviews the prior year’s compensation and presents recommendations to the Compensation Committee for salary adjustments and annual incentive awards for each executive officer, taking into consideration each executive's achievement of his or her operational performance objectives.
The Compensation Committee discusses all recommendations with Mr. Silvester and then meets in executive session without Mr. Silvester present to evaluate his recommendations, review the performance of all of the executive officers, discuss CEO compensation, and make final compensation decisions.
Ms. Gregory, our COO, attends portions of the meetings of our Compensation Committee from time to time to provide information relating to our financial results and plans, performance assessments of our executive officers, and other personnel-related data.

Enstar Group Limited	33	2020 Proxy Statement

Principal Elements of Executive Compensation
Our executive compensation program currently consists of three principal elements: base salaries, annual incentive compensation and long-term incentive compensation. Executives also receive certain other benefits, including those pursuant to their employment agreements. The table below describes the elements of our executive compensation as well as the other components of our program, each of which is described in more detail later in this proxy statement.

Principal Element	Description	Key Features
Base Salary	Provides the fixed portion of an executive’s compensation that reflects scope of skills, experience and performance	• Provides a base component of total compensation • Established largely based on scope of responsibilities, market conditions, and individual and Company factors
Annual Incentive Compensation	Provides "at risk" pay that reflects annual Company performance and individual performance	• Aligns executive and shareholder interests • Designed to reward performance consistent with financial and individual operational performance objectives
Long-Term Incentive ("LTI") Compensation
Includes (a) PSUs that "cliff vest" following a three-year performance period subject to the Company's achievement of financial performance metrics selected by the Compensation Committee, and (b) RSUs that are subject to time- and service-based vesting conditions

•  Aligns executive and shareholder interests
•  Drives long-term performance and promotes retention
•  Shareholder dilution issues are considered when making equity awards
•  Heavily weighted towards performance-based awards
•  PSUs do not vest unless performance measurements are met; if met, vesting occurs within a range of 50-60% to 150% depending on the level of achievement

Other Benefits and Perquisites
Reflects the Bermuda location of our corporate headquarters, as well as specific local market and competitive practices such as retirement benefits, and, in some cases, payroll and social insurance tax contributions
• Provides benefits consistent with certain local market practices in order to remain competitive in the marketplace for industry talent • Promotes retention of executive leadership team
Employment Agreements	Provides certain protections for executives and their families in the event of death or long-term disability, termination, or change in control
•  Provides Enstar with protections such as restrictive covenants (non-competition, non-solicitation, confidentiality, etc.)
•  Promotes retention over a multi-year term and a sense of security among the leadership team
•  Consistent with competitive conditions and legal requirements in Bermuda and the United Kingdom

Compensation Allocations among Elements
For 2019, consistent with historic practices, we did not have a pre-established policy or target for the allocation of the components of our program, and the Compensation Committee considers all compensation components in total when evaluating and making decisions with respect to each individual component. Although it does not mandate a specific allocation among the components of pay, the Compensation Committee believes that a meaningful portion of each executive’s total compensation should be "at risk" and performance-based.
Performance-based compensation (excluding other benefits and perquisites) during 2019 reported in the Summary Compensation Table constituted 55% of our CEO's total compensation because Mr. Silvester was not granted a long term incentive award during 2019 following the 2017 grant intended to cover a three-year period. Performance-based compensation will comprise a significantly higher portion of our CEO's total compensation for 2020, due to a reduction in salary and a new multi-year long term incentive award.
The percentage of performance-based compensation (excluding other benefits and perquisites) for 2019 for our other executive officers was as follows: (i) Paul O'Shea - 62%; (ii) Orla Gregory - 61%; (iii) Guy Bowker - 57%; and (iv) Nazar Alobaidat - 19%.
The percentages of performance-based compensation during 2019 reported in the Summary Compensation Table were impacted by Mr. O'Shea and Ms. Gregory not being granted long term incentive awards during 2019 following their 2017 grants intended to cover three-year periods. Their allocation to performance-based compensation will significantly increase in 2020 due to their multi-year long term incentive awards, which are 75% performance-based. Mr. Alobaidat received an award of 15,702 RSUs that "cliff vests" in three years. RSUs are only subject to time-based vesting and are not considered performance-based compensation, but they are subject to delayed vesting and their ultimate value will depend on our share price.

Enstar Group Limited	34	2020 Proxy Statement

Role of Compensation Consultants
The Compensation Committee has the authority under its charter to retain compensation consultants and outside legal counsel or other advisors and, before selecting a consultant or advisor, must consider its independence. During 2019, the Compensation Committee engaged McLagan, an Aon Hewitt Company ("McLagan"), to provide analysis regarding the adoption of the Amended and Restated 2016 Equity Incentive Plan and long-term incentive plan awards. McLagan reported directly to the Compensation Committee and has no personal or business relationship with any Committee member or member of Company management. McLagan provides no other services to the Company. McLagan's fees for its services during 2019 were $115,899. McLagan is a division of Aon plc ("Aon"), the parent company of subsidiaries that provide insurance brokerage-related services to our subsidiaries and affiliates unrelated to the compensation consulting services. Fees for these Aon services were approximately $1.6 million for the year, and constituted a de minimis portion of Aon's 2019 revenue (approximately 0.015%). The Compensation Committee assessed the independence of McLagan in light of applicable SEC and Nasdaq rules and reviewed responses from the consultant addressing factors related to its independence. Following this review, the Compensation Committee concluded that the firm was independent and that their advisory services did not raise any conflicts of interest.
Peer Group
In making compensatory decisions with respect to the 2019 performance year, including assessing whether we were meeting our goal of providing competitive compensation, the Compensation Committee reviewed publicly available executive officer compensation information described in the periodic filings of a group of other publicly traded companies. The Compensation Committee reviews our peer group annually. During 2019, the Compensation Committee added Selective Insurance Group to our peer group to compensate for the loss of a peer to merger activity in the industry.
The Compensation Committee generally seeks to include in our peer group companies that fall approximately within our size guidelines and include comparable aspects of our business (e.g., acquisitive business models, active specialty underwriters, and a property and casualty insurer with run-off business). However, establishing a reliable peer group presents challenges for Enstar because our primary business is acquiring and operating companies and portfolios in run-off, whereas most in our industry focus primarily on writing new (re)insurance business. Run-off is a niche within the insurance industry, fragmented with only a handful of smaller specialist managers, and divisions within significantly larger insurance franchises. Our run-off business generates the substantial share of our earnings. Certain aspects of our business also resemble that of private equity firms, but private equity firms with publicly available data are typically size mismatches for Enstar, and therefore we have not included any in our peer group.
While pay at our peer companies is generally relevant to provide a frame of reference to the Compensation Committee in determining executive compensation, the Compensation Committee reviewed the compensation paid by these companies for informational and overall comparison purposes only. We did not compensate our executives to align with a specific benchmark or target percentile or precise position within our peer group. Instead, we sought only to be generally competitive relative to our peers with the compensation we offer our executives. Given the significant differences between us and our most similar peers relating to business, operations, and executive team structure, we believe that formulaic benchmarking against our peer group or other companies to set 2019 compensation would not have provided meaningful guidance, although we will continue to evaluate our methodologies and views in future years.
The following companies were reviewed to provide an overall backdrop to the Compensation Committee’s decisions:

•	Alleghany Corporation	•	Hiscox Ltd.
•	Arch Capital Group Ltd.	•	RenaissanceRe Holdings Ltd.
•	Argo Group International Holdings	•	Selective Insurance Group
•	AXIS Capital Holdings	•	Third Point Re Ltd.
•	Everest Re Group Ltd.	•	White Mountains Insurance Group
•	Hanover Insurance Group	•	W.R. Berkley
The peer group selection process focused on three criteria, which was consistent with prior years: (i) industry; (ii) geography (with a significant preference for the use of Bermuda companies); and (iii) size, with reference to: (A) total shareholders’ equity within approximately 0.5 to 2.5 times of our total shareholders’ equity and (B) total assets within approximately 0.5 to 2.5 times of total assets.

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Industry. Given the lack of companies directly comparable to Enstar, we have designed our peer group around companies primarily focused on property and casualty (re)insurance, which are the companies against which we compete for talent. Where possible, we look for aspects of other companies that reflect elements similar to operations or strategies we have.
Geography. Publicly traded Bermuda companies (or publicly traded companies domiciled elsewhere with prominent Bermuda operations) are most relevant because these are the companies against which Enstar generally competes for talent, and the Compensation Committee believes market conditions across other Bermuda-based companies are largely what drives executives’ views as to whether they are compensated fairly and competitively. In recent years, we added several companies domiciled in the United States (Alleghany Corporation, Hanover Insurance Group, Selective Insurance Group and W.R. Berkley) to our peer group for diversification given our significant U.S. presence.
Size. Run-off profits are derived primarily from reserve releases rather than revenue, making peer comparison on the basis of revenue a much less relevant metric for us. The Compensation Committee designed our peer group targeting companies with approximately 0.5 to 2.5 times our shareholder equity or total assets (measured using financial data available at the time of consideration), which are metrics we find most relevant for purposes of comparison. The Compensation Committee also considers market capitalization in selecting a peer group.
Base Salaries
We set the base salaries of our executive officers based on the scope of the executives’ responsibilities and roles at Enstar, taking into account the Compensation Committee's view of the appropriate level of salary for each individual as compared to the executive's other compensation elements. The Compensation Committee considers a variety of factors in adjusting base salaries, including Company and individual performance, retention, cost of living estimates and competitive market total compensation figures for similar executive officer positions based on publicly available information. Our goal is to provide base salary amounts at levels necessary to achieve our compensation objectives of fairly compensating our executives and retaining and attracting qualified executives who are able to contribute to our long-term success. The market in which we operate is very competitive for highly qualified employees.
Pursuant to the employment agreements we have with Messrs. Silvester and O'Shea and Ms. Gregory, once increased, such executive officer’s annual salary cannot be decreased without his or her written consent.
The Compensation Committee did not increase base salaries for Messrs. Silvester and O'Shea and Ms. Gregory during 2019. Pursuant to his contract, as a U.K.-based employee, Mr. Silvester is paid in British Pounds, and therefore the Summary Compensation Table indicates a change to his base salary purely as a result of the conversion of his salary into our reporting currency of U.S. Dollars. In January 2020, Mr. Silvester and the Compensation Committee agreed to reduce his base salary by 96% from £1,848,090 to £76,870 in connection with his amended and restated employment agreement. Mr. O'Shea's and Ms. Gregory's base salaries were increased in connection with their January 2020 amended and restated employment agreements. The three amended and restated employment agreements are described in "Executive Employment Agreements - 2020 Executive Officer Compensation Matters."
The Compensation Committee increased Mr. Bowker's annual base salary from $575,000 to $725,000 effective April 1, 2019 due to his expanded responsibilities in his second year as CFO. Mr. Alobaidat was designated as an executive officer in June 2019, and his base salary was increased to $507,500 effective April 1, 2019, up 1.5% from $500,000 in connection with the Company's annual compensation review process.
Annual Incentive Compensation
The 2019-2021 Annual Incentive Compensation Program (the "Annual Incentive Plan") provides for the grant of annual bonus compensation (a "bonus award") to our eligible employees, including our executive officers.
Executive Officer 2019 Annual Incentive Plan Targets
We use Company financial and operational performance objectives under our Annual Incentive Plan pursuant to a threshold, target, and maximum annual incentive award payment structure. Company financial objectives and individual operational performance objectives each comprise half of our executives' bonus potential. Our financial results can be subject to volatility over the short term, and the Compensation Committee believes that incorporating a mix of qualitative and quantitative objectives into the Annual Incentive Plan encourages executive focus on Board approved long-term strategy initiatives that further our acquisitive and opportunistic business model while discouraging excessive or inappropriate risk taking.

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Bonus Potential
The Compensation Committee establishes threshold, target, and maximum bonus potential levels for each executive officer, each of which is expressed as a percentage of base salary. For the CEO, President and COO, the levels were established in light of historic compensation levels prior to the change to the current program from the discretionary bonus program previously in effect. For the CFO and CIO, the levels were established consistent with the Compensation Committee's view of market practice and competitive conditions for similar roles.
The table below sets forth each executive's bonus potential, expressed as a percentage of base salary.

Executive	Base Salary	Threshold (% of Base Salary)	Target (% of Base Salary)	Maximum (% of Base Salary)
Dominic Silvester(1)	£1,848,090	100%	115%	140%
Paul O’Shea	$1,271,535	100%	150%	180%
Orla Gregory	$1,122,000	100%	145%	175%
Guy Bowker	$725,000	85%	100%	115%
Nazar Alobaidat	$507,500	85%	100%	115%

(1)
Mr. Silvester's annual incentive award was calculated with reference to his annual base salary rate denominated in and paid in British Pounds ("GBP"). The annual incentive award amount paid to Mr. Silvester in GBP was converted to U.S. Dollars for presentation in this proxy statement using the prevailing exchange rate on the date the award was approved by the Compensation Committee.

Company Financial Objectives
To determine the Company financial objectives, the Compensation Committee reviewed the 2019 business plan with the full Board and the executive officers and put in place a challenging set of financial objectives consistent with the business plan. The Compensation Committee used four financial metrics in 2019, which are set forth in the table below alongside the threshold, target, and maximum objective for each metric. These levels correspond to each executive’s bonus potential.

Financial Metric	2018 Actual	2019 Threshold	2019 Target	2019 Maximum	2019 Actual	Weighting
		In millions of U.S. Dollars
Growth in Fully Diluted Book Value Per Share	(2.0)%	9.4%	11.0%	12.7%	26.9%	15%
Return on Equity	(5.2)%	9.4%	11.1%	12.7%	26.6%	15%
Net Earnings	$(162.4)	$319.7	$376.2	$432.6	$902.2	10%
Non-GAAP Operating Income[1]	$61.6	$302.4	$355.8	$409.2	$553.4	10%
					Total	50%

(1)
Non-GAAP Operating Income is calculated by excluding (i) net realized and unrealized (gains) losses on fixed maturity investments and funds held - directly managed, (ii) change in fair value of insurance contracts for which we have elected the fair value option, (iii) gain (loss) on sale of subsidiaries, if any, (vi) net earnings (loss) from discontinued operations, if any, (v) tax effect of these adjustments where applicable, and (vi) attribution of share of adjustments to noncontrolling interest where applicable. When applicable, we eliminate the impact of gain (loss) on sale of subsidiaries and net earnings (loss) on discontinued operations. A full reconciliation of our 2019 non-GAAP operating income to our 2019 net earnings calculated in accordance with GAAP is included within "Management's Discussion and Analysis of Financial Condition and Results of Operations - Business Overview - Non-GAAP Financial Measures" of our Annual Report on Form 10-K for the year ended December 31, 2019.

In addition to the business plan, the Compensation Committee considered the Company's risk appetite and the anticipated market environment when setting the financial performance objectives. However, the impact of unrealized gains and losses on the Company's investment results is driven in large part by external market conditions and is difficult to predict. This contributed to the addition of Non-GAAP Operating Income as a new financial metric for 2019, which is a measure that excludes realized and unrealized gains and losses on fixed maturity investments and funds held, among other items. The inclusion of this new metric in our annual incentive program followed its introduction by the Company into our quarterly and annual reports during the second half of 2018 and the Compensation Committee's desire to allocate a portion of each executive's annual incentive compensation to a metric that is aligned with the way the Board and management analyze the Company's underlying performance.
Although none of the financial objective levels used in 2018 were met, the Compensation Committee increased the the threshold, target and maximum levels for 2019. This decision reflected the Company's goals for the year and what it believed to be challenging measures requiring strong performance in order to be achieved. For example, the "threshold" level selected for the net earnings metric for 2019 exceeded the Company's highest ever reported net

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earnings. The financial objective levels also reflected our anticipated reserve development and run-off management strategies, regulatory constraints on our capital and investments, acquisition objectives, and the remediation and repositioning of StarStone.
As discussed in "Executive Summary," the Company's actual financial performance in 2019 exceeded all financial measures at the maximum level.
Operational Performance Objectives
To determine each executive officer's operational performance objectives in 2019, the Compensation Committee reviewed proposals from the CEO, which were developed with the individual executives. The proposed objectives took into consideration the Company's goals and operational priorities for the year and fit within the categories established by the Compensation Committee. The categories included strategy, operations, finance/capital management, risk, investments, regulatory/compliance and leadership, in each case to the extent relevant to each individual's role. The number of objectives for each executive ranged from four to eight, and were individually weighted at varying levels based on the importance of each objective. The Compensation Committee then reviewed each proposal, made certain changes, and established the objectives and weighting.
During 2019, the Compensation Committee reviewed interim self-appraisals to track each executive's progress. Following year-end, each executive submitted a final self-appraisal of his or her performance versus the goals to the Compensation Committee and the CEO. The Compensation Committee discussed each appraisal with the CEO before making a determination and considered his thoughts and views on overall achievement levels. The Compensation Committee considers achievement of "threshold" level to partially meet operational performance expectations, with "target" level corresponding to meeting expectations, and "maximum" level corresponding to exceptional performance.
Dominic Silvester: Mr. Silvester's individual performance objectives included several strategic, investment, operational and leadership objectives as follows: acquire at least a specified level of attractive new non-life run-off loss reserves, including by fostering relationships with new and existing partners; develop and implement advancements to the Company's investment strategy; identify asset deployment and portfolio optimization opportunities; progress strategic transactions and joint venture opportunities; oversee the continued remediation of StarStone; and strengthen the leadership team in identified areas.
The Compensation Committee determined that Mr. Silvester achieved his collective performance objectives between target and threshold levels, meeting several objectives and partially achieving others. The Compensation Committee assessed that he met his objective for run-off acquisitions, as Enstar completed run-off transactions in 2019 involving approximately $2.8 billion of new run-off business, and met his objective for investment strategy, with growth in net investment income and significant value increases in alternative and other investments. Mr. Silvester partially achieved his StarStone and leadership objectives. While strides were made at StarStone to reposition the underwriting portfolio and exit under-performing lines, the StarStone segment posted a net loss for the year.
The Compensation Committee's assessment of achievement levels for Mr. Silvester's operational objectives contributed to a total award amount of 123.0% of his base salary. No discretionary adjustments were made.
Paul O'Shea: Mr. O’Shea's individual performance objectives included strategic, operational, regulatory and leadership objectives as follows: lead acquisition due diligence and negotiations to acquire at least a specified level of attractive new non-life run-off liabilities; effectively oversee specified M&A operational changes; build and develop stronger relationships with global regulators and rating agencies; and provide senior leadership in specified areas.
The Compensation Committee determined that Mr. O’Shea largely achieved his collective performance objectives at target levels, with one achieved at threshold. The Compensation Committee assessed that he met his acquisition, M&A operational and regulatory / rating agency relationship objectives. Mr. O'Shea led the analysis and negotiation of over $2.8 billion of new run-off business acquired during the year, and progressed pipeline opportunities. He also oversaw further developments in our regulatory and rating agency relations, particularly with our primary regulator in Bermuda. The Compensation Committee determined that he partially achieved his leadership objective along the same lines as Mr. Silvester and Ms. Gregory.
The Compensation Committee's assessment of achievement levels for Mr. O'Shea's operational objectives contributed to a total award amount of 160.0% of his base salary. No discretionary adjustments were made.
Orla Gregory: Ms. Gregory's individual performance objectives included operational, risk, strategic and leadership objectives as follows: implement operational changes for specified functions; improve HR capabilities; sponsor risk management initiatives; refine business integration processes; support strategic transactions and opportunities to increase long-term value and returns; and provide senior leadership in specified areas.

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The Compensation Committee determined that Ms. Gregory achieved her collective performance objectives between target and threshold levels. She met her HR, risk, integration and strategic transaction support objectives and partially achieved others. Ms. Gregory led significant operational improvements, oversaw changes in HR that matured the function, drove management's approach to risk management and further embedded risk impact analysis within the executive decision-making process. The Compensation Committee determined that some other functions still require further development of senior leadership, which will continue into 2020.
The Compensation Committee's assessment of achievement levels for Ms. Gregory's operational objectives contributed to a total award amount of 153.3% of her base salary. No discretionary adjustments were made.
Guy Bowker: Mr. Bowker's individual performance objectives included finance, capital management, strategic, regulatory, operations and leadership objectives as follows: lead development of internal capital modeling capability; provide high-quality financial reporting; provide financial analysis and accounting support for M&A projects; provide executive support and leadership to functions within finance; transition oversight of treasury function; manage rating agency and regulatory interactions and reporting; and strengthen the finance operating model.
The Compensation Committee determined that Mr. Bowker achieved his performance objectives across exceeds, target and threshold levels of achievement. Mr. Bowker exceeded in managing our capital position, significantly improved our capital modeling and provided valuable input regarding 2019 acquisitions. He also successfully managed our Treasury function and led key interactions with our regulators, rating agencies and banks, including with respect to our public offering of $500 million of senior notes. While he continued to progress the finance operating model, the Compensation Committee determined that future development opportunities remain.
The Compensation Committee increased Mr. Bowker's formulaic annual incentive plan award amount by 2.6%, resulting in a total award amount of 110.3% of his base salary. The Compensation Committee determined that this adjustment to Mr. Bowker's annual incentive award was appropriate in recognition of his significant contributions and additional responsibilities taken on during the year.
Nazar Alobaidat: Mr. Alobaidat's individual performance objectives included investments, risk, finance, strategic, operations and leadership objectives as follows: maintain strong risk adjusted returns across our investment portfolio; deliver on the 2019 investment plan; develop innovative solutions to deliver capital-efficient strategies; develop specified risk methodologies; provide investment analysis and integration support for M&A projects; transition into oversight of the Treasury function; and improve and restructure investment operations and technology.
The Compensation Committee determined that Mr. Alobaidat achieved his operational performance objectives between target and exceeds levels of achievement. Mr. Alobaidat exceeded in developing and executing strategies to improve risk-adjusted returns and capital-efficiency, and by delivering results in excess of the investment plan for the year. He provided asset return analyses and modeled portfolios for our M&A opportunities, and successfully integrated numerous acquired investment portfolios. He led significant improvements to the investment function's operational, reporting and risk management capabilities. He also restructured the investment target operating model in addition to implementing new software platforms.
The Compensation Committee increased Mr. Alobaidat's formulaic annual incentive plan award amount by 16.7%, resulting in a total award amount of 128.1% of his base salary. The Compensation Committee determined that this adjustment to Mr. Alobaidat's award was appropriate considering investment results and additional demands in the investment area and strong performance.
Committee Adjustment Amount
The Committee Adjustment Amount allows for a positive or negative discretionary adjustment of up to 10% on the formulaic bonus outcome described above. Any Committee Adjustment Amount is applied based on the Compensation Committee's judgment of the executive’s overall performance, including for exceptional individual or team achievements. For 2019, the Compensation Committee applied limited discretion to upwardly adjust bonus payments for Messrs. Bowker and Alobaidat reflecting the views of the Compensation Committee summarized above.
The Compensation Committee determined that Mr. Alobaidat's bonus should be increased in excess of the Committee Adjustment Amount. While the Committee prefers to stay within the formula of the Annual Incentive Plan, it determined this adjustment was appropriate in recognition of the factors discussed above.

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2019 Bonus Calculations
The formula and table below set forth the calculation method and figures applicable to each of our executive officers for 2019.

Executive Officer Annual Incentive Plan and Bonus Calculation Method		50% weighting x Reference Base Salary x Company Financial Performance Objective Multiplier		+	50% weighting x Reference Base Salary x Operational Performance Objective Multiplier		+/-	Committee Discretion (% adjustment to formula-driven payment)	=	Total Annual Incentive Plan and Bonus Award

Executive	Reference Base Salary	Company Financial Objective Achieved	Company Financial Performance Objective Multiplier (%)		Individual Operational Performance Objective Achieved	Operational Performance Objective Multiplier (%)		Committee Discretion (% adjustment to formula-driven payment)		Total Annual Incentive Plan and Bonus Award
Dominic Silvester(1) CEO	£1,848,090	Maximum	140.0%		Target / Partial	106.0%		—%		£2,273,151
Paul O’Shea President	$1,271,535	Maximum	180.0%		Target / Partial	140.0%		—%		$2,034,456
Orla Gregory COO	$1,122,000	Maximum	175.0%		Target / Partial	131.5%		—%		$1,719,465
Guy Bowker CFO	$725,000	Maximum	115.0%		Target	100.0%		2.6%		$800,000
Nazar Alobaidat CIO	$507,500	Maximum	115.0%		Target / Exceeds	104.5%		16.7%		$650,000

(1)
Mr. Silvester's annual incentive award was calculated with reference to his GBP base salary and paid in GBP. Converted to U.S. Dollars using the prevailing exchange rate on the date of approval, Mr. Silvester's annual incentive award amounted to $2,926,986, as reported below in the Summary Compensation Table.

Long-Term Incentive Compensation
On November 25, 2019, we held a special meeting of shareholders at which our shareholders approved an amendment and restatement of the 2016 Equity Incentive Plan (as amended, the "Equity Plan"). The Equity Plan provides our employees with long-term equity-based incentive compensation, which we believe furthers our objective of aligning the interests of management and the other plan participants with those of our shareholders. The Equity Plan replaced the prior version, making changes to: (i) add a new Joint Share Ownership Plan ("JSOP") as a sub-plan, and (ii) authorize an additional 650,000 ordinary shares of the Company for use under the Equity Plan. The JSOP sub-plan was created to enable the Company to provide long-term equity incentive awards that may be tax-efficient to U.K. tax residents, which is a useful tool in helping to retain and incentivize key executives.
The Equity Plan is administered by the Compensation Committee. In considering whether to make long-term equity-based compensatory awards and how to design them, the Compensation Committee takes into account shareholder dilution and burn rate issues and related concerns.
Equity Awards
Our Equity Plan awards link executive compensation directly to the Company's long-term performance, through both performance stock unit awards ("PSUs") and time-vested restricted stock unit awards ("RSUs"). For senior executives, our philosophy is to weight PSUs more heavily than RSUs, although we consider the combined awards to be effective in both encouraging long-term performance and promoting retention. Long-term incentive plan awards comprise a significant component of an executive's total compensation, which we believe creates alignment with shareholders.
The PSUs are tied to growth in fully diluted book value per share ("FDBVPS") or average annual Non-GAAP Operating Income return on opening shareholders' equity ("Operating Income ROE") over three-year performance periods. Operating Income ROE is calculated by dividing our Non-GAAP Operating Income by our opening shareholders' equity (in each case, excluding the impact of StarStone).
CEO, President and COO Awards
No new equity awards were made to Messrs. Silvester and O'Shea and Ms. Gregory during 2019 or 2018. In 2017, they each received long-term incentive awards consisting of 75% PSUs and 25% RSUs that represented long-term incentive compensation covering a three-year period.

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The PSUs for Messrs. Silvester and O'Shea and Ms. Gregory vested on February 27, 2020 following satisfaction of the FDBVPS performance objective above the target level, resulting in 53,865, 33,666 and 22,444 shares vested, respectively.

CEO, President, COO PSUs (Performance Period: January 1, 2017 - December 31, 2019)
Growth in 3-Year FDBVPS	Actual Growth in FDBVPS	PSU Vesting as a Percentage of Target(1)	Actual Payout as a % of Target
Less than 30.3% (Below Threshold)	37.8%	—%	119.7%
30.3% (Threshold)		50%
35.7% (Target)		100%
41.0% or greater (Maximum)		150%

(1)	Actual payout levels between threshold and target and target and maximum are determined by straight-line interpolation.

CFO and CIO Awards
Messrs. Bowker and Alobaidat have been considered eligible for annual long-term equity incentive awards, and the amounts of such awards are subject to the Compensation Committee's determination each year. They each received grants of PSUs and RSUs under our senior management long-term equity incentive program in March 2019 in the amounts set forth in the Grants of Plan-Based Awards Table. These awards comprised 65% PSUs and 35% RSUs. The performance targets applicable to the PSUs granted in 2019 relate to FDBVPS and Operating Income ROE and are set forth below.

CFO and CIO PSUs (Performance Period: January 1, 2019 - December 31, 2021)
Growth in 3-Year FDBVPS	PSU Vesting as a Percentage of Target(1)	Average Annual Operating Income ROE for 3-Year Period	PSU Vesting as a Percentage of Target(1)
Less than 20% (Below Threshold)	—%	Less than 9.6% (Below Threshold)	—%
20.0% (Threshold)	60%	9.6% (Threshold)	60%
30.0% (Target)	100%	12.0% (Target)	100%
40.0% or greater (Maximum)	150%	14.4% or greater (Maximum)	150%

(1)	Actual payout levels between threshold and target and target and maximum are determined by straight-line interpolation.
Mr. Alobaidat also received a special award of 15,702 RSUs in September 2019 that "cliff vests" on the third anniversary of the grant date. This award is intended to provide a long term retention incentive and secure Mr. Alobaidat's employment in a competitive market.

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Alignment of Pay and Performance
Our executive compensation program links compensation to Company and individual performance over both the short- and long-term.

What We Reward:		How We Link Pay to Performance:		How We Pay:
Long-term performance over a 3-year period in our LTI program
Strong financial and operational performance, as measured against Board-approved plan in our Annual Incentive Plan
Achievement of individual strategic goals
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Significant allocation of executive compensation is to performance-based LTI awards that vest according to level of financial results
Annual Incentive Plan payments are tied in large part to achievement of growth in FDBVPS, return on equity, net earnings and Non-GAAP Operating Income
Annual Incentive Plan drives accountability for executing individual strategic objectives
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CEO Reported Pay

Increased vs. 2018, primarily due to the increased annual incentive award for 2019 reflecting maximum levels of Company financial performance and achievement of many individual strategic goals

Other Executive Officer Reported Pay

Collectively increased vs. 2018, primarily due to increased annual incentive awards reflecting maximum levels of Company financial performance and strong individual objective achievements as well as increased LTI awards for CFO and CIO

Other Benefits and Perquisites
We provide certain additional benefits in furtherance of our objective of retaining and attracting key talent and pursuant to contractual provisions. In 2019, our executive officers participated in the same group insurance and employee benefit plans, including long-term disability insurance, life insurance, and medical and dental benefits on the same basis as our other salaried employees, and Mr. Silvester received certain additional expense reimbursements for non-plan medical and dental items (which amounted to less than $10,000 in total perquisites in 2019). We pay the employee’s share of Bermudian government payroll and social insurance taxes for all of our Bermuda employees, including our executive officers, which we believe is common practice at other Bermuda-based public companies. Our executive officers also receive payment in lieu of a retirement benefit contribution, as described below in "Executive Compensation Table - Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table - Retirement and Other Benefits," and Mr. Alobaidat participates in our U.S. 401(k) plan, which has matching contributions.
Executive Employment Agreements
Employment contracts are required in most jurisdictions in which our executive officers are based. The Board also sees the value in entering into employment contracts for key executives in order to obtain restrictive covenants for non-competition, non-solicitation and confidentiality, and to promote a sense of security and cohesiveness among the leadership team. As such, we have entered into employment agreements with each of our executive officers. See "Executive Compensation Tables - Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table - Employment Agreements with Executive Officers" below for a summary of the material terms of the employment agreements in effect as of December 31, 2019.
2020 Executive Officer Compensation Matters
On January 21, 2020, we entered into new employment agreements with Mr. Silvester, Mr. O'Shea and Ms. Gregory, securing these key members of our executive leadership team for terms until at least 2023. In connection with entering into these agreements, we granted long-term incentive awards to each of these executives as they approached the vesting date for their 2017 PSUs. These awards, which will be reported as compensation in next year's Proxy Statement, are designed to cover a three-year period, with no additional long-term incentive awards anticipated for these individuals during this time.
Mr. Silvester's 2020 employment agreement was negotiated in connection with the grant of a JSOP award on January 21, 2020, and shifts his compensation almost entirely to a performance-based, "at-risk" structure, the majority of which consists of a long term equity incentive award in the form of a JSOP award that is subject to three-year "cliff" vesting. The changes (i) reduce Mr. Silvester's annual base salary by 96% to £76,870, (ii) provide for his continued eligibility to receive an Annual Incentive Plan award to the extent Company financial and individual operational performance objectives are met, calculated by reference to his previous base salary, and (iii) provide him with certain

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benefits and severance payments upon termination of his employment under specified circumstance and upon a change of control.
The JSOP award provides Mr. Silvester the opportunity to receive the value of the appreciation above the grant date market price per share of $205.89 on 565,630 shares that are held in an Employee Benefit Trust. Under the JSOP agreement governing the award, Mr. Silvester cannot realize value unless the Company's shares reach a market price of $266.00 or greater on both the vesting date and the date on which the award is exercised.1 If this market price condition is satisfied, an additional performance condition tied to growth of the Company's FDBVPS2 must be met in order for 20% of the JSOP award to vest. If the FDBVPS condition is not met, Mr. Silvester would realize 80%, rather than 100% of any value of the JSOP award.
The 2020 employment agreements for Mr. O'Shea and Ms. Gregory include substantially the same terms and conditions as the prior agreements, except that the new agreements provide for increased annual base salaries of $1,500,000 and $1,200,000, respectively. In connection with the extension of their employment, Mr. O'Shea received a grant comprised 75% of PSUs (32,785 units) and 25% of RSUs (10,929 units), and Ms. Gregory received a grant comprised of 75% of PSUs (20,163 units) and 25% of RSUs (6,721 units). Consistent with prior awards, the PSUs vest following a three-year performance period that began on January 1, 2020, and the ultimate value of the PSUs is tied to the Company's three year growth in fully diluted book value per share, while the RSUs vest in three equal annual installments beginning on January 21, 2021.
Change in Control and Post-Termination Payments
Upon a qualifying termination or change in control, our executive officers may be entitled to vesting of equity-based incentive awards and other severance payments and benefits pursuant to the terms of the Equity Plan and their employment agreements. These benefits vary, and are described below under "Executive Compensation Tables - Potential Payments Upon Termination or Change in Control."
The terms of the employment agreements reflect arm’s-length negotiations between us and each executive officer regarding change in control and post-termination payments. See “Executive Compensation Tables - Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table - Employment Agreements with Executive Officers" below for a summary of the employment agreements in effect in 2019. See "Executive Employment Agreements - 2020 Executive Officer Compensation Matters" above for a summary of amended and restated CEO, President and COO employment agreements entered into on January 21, 2020.
Clawback of Incentive Compensation
Our Clawback Policy (the "Clawback Policy") applies to all cash and equity incentive awards granted after its adoption. The Clawback Policy allows the Board of Directors or the Compensation Committee to recoup or "clawback" incentive compensation if an employee: (i) engages in misconduct pertaining to a financial reporting requirement under the federal securities laws that requires a restatement to correct an error; (ii) receives incentive compensation based on inaccurate financial or operating measure that when corrected causes significant harm to the Company; (iii) engages in any fraud, theft, misappropriation, embezzlement, or dishonesty to the detriment of our financial results; or (iv) engages in conduct that is not in good faith and disrupts, damages, impairs, or interferes with our business, reputation, or employees.
In addition, our Annual Incentive Plan works in conjunction with our Clawback Policy in that it allows the Compensation Committee to cancel an award if the program participant has engaged in conduct or acts determined to be materially injurious, detrimental, or prejudicial to the Company's interest, and allows us to recoup any amount in excess of what the participant should have received under the terms of the award for any reason, including financial restatement, mistake in calculations, or other administrative error. Awards made under our Equity Plan are also subject to the Clawback Policy. In addition to the policy, our equity plan provides that the Compensation Committee has the authority to require disgorgement of any profit, gain, or other benefit received in respect of restricted shares, options, and stock appreciation rights for a period of up to 12 months prior to the grantee’s termination for cause. As a publicly traded company, the mandates of the Sarbanes-Oxley Act requiring clawback of compensation under specified circumstances also apply to us.
Results of Shareholder Vote on Compensation
1 In a change in control, the same principle of market price appreciation applies, but the threshold market price would be determined pursuant to a formula that pro-rates the threshold as of the change of control using the same compound annual growth rate imputed under regular vesting conditions.
2 The performance condition requires the Company to meet or exceed a compound annual growth rate of 10% during the performance period of January 1, 2020 to December 31, 2022.

Enstar Group Limited	43	2020 Proxy Statement

At last year's annual general meeting held on June 11, 2019, our shareholders approved the compensation of our executive officers with 85% of the total votes cast in favor of the proposal. This was a slight decrease from 2018. Our Board of Directors primarily attributes the decrease to our 2018 financial performance and certain features of our compensation program that reflect Enstar's unique business and structure. The Board continues to believe that meaningful shareholder engagement is a valuable tool for understanding our shareholders' views and preferences regarding our compensation and governance practices, and asked the Chairman of the Board (Mr. Campbell) and Chairman of the Compensation Committee and the Nominating and Governance Committee (Mr. Becker) to engage with shareholders as they have for the past five years to better understand these results.
Shareholder Engagement
Led by Messrs. Campbell and Becker, we spoke with shareholders representing approximately 19% of our outstanding voting ordinary shares, as well as with two major proxy advisory firms, and invited conversations with several additional significant shareholders who advised that they did not feel a need to meet with us this year. Directors whose firms represent an additional 22% of our outstanding voting ordinary shares are actively involved in our Board's oversight of compensation and governance matters, and were not included in the engagement program. In addition, the Board engaged with several institutional shareholders in November 2019 regarding the special shareholder meeting held to approve our Amended and Restated 2016 Equity Incentive Plan.
We have taken, and continue to take, the feedback we receive from our shareholders and advisory firms into account in making compensation decisions and designing future compensation programs. For example, shareholders have noted that our Annual Incentive Plan, which is based on both financial and individual performance objectives and includes a discretionary element, relies on relatively subjective measures for over half of a potential award. The Compensation Committee understands this concern and has continually improved the measurability of the individual performance objectives to make these elements more objective. The use of discretion was reduced significantly in 2019 compared to 2018. Nonetheless, the Compensation Committee feels it is important to maintain some flexibility in the program given Enstar's unique business model.
Some shareholders also expressed that they prefer per share performance measures in annual and long-term incentive programs. We noted that our primary financial metric in our programs has historically been fully diluted book value per share, but that we will examine the usefulness of other per share measures moving forward. Shareholders have noted that many other companies use relative performance measures in their programs. The Compensation Committee understands this practice but does not feel it is appropriate for Enstar, given the lack of publicly traded run-off peers. However, the Compensation Committee does monitor our relative performance versus our peer group for informational purposes.
Shareholders and advisory firms have recommended that we reduce the amount of fixed compensation relative to performance-based compensation, and in connection with the CEO's amended and restated employment agreement, his base salary was reduced by 96% in January 2020.
During our 2020 engagement program, shareholders sought to better understand the changes to the CEO, President and COO employment agreements and the CEO Joint Stock Ownership Plan award that we announced in January 2020. We took the opportunity to discuss these executive compensation decisions, although they will not be reflected in our executive compensation tables until next year. We have provided detail on these executive compensation decisions under under the heading "Compensation Discussion and Analysis - Executive Employment Agreements - 2020 Executive Officer Compensation Matters."
Our shareholders also spoke to us about governance and supported our updated skills matrix, which included "business operations and technology" expertise. While shareholders appreciated that our Board had adopted a diversity policy and was ethnically and globally diverse, shareholders were disappointed with the announcement that a female director left the Board on April 1, 2020 to pursue a full-time executive role that would have prohibited her continued service at Enstar. Our Nominating and Governance Committee is actively engaged in identifying a replacement director, with diversity as a high priority.
Other Matters
Hedging Prohibition
Under our Code of Conduct, our employees, officers, and directors are prohibited from engaging in any hedging or monetization transactions involving our securities, such as zero-cost collars and forward sale contracts, and are also prohibited from trading in derivatives in our securities, such as exchange-traded put or call options and forward transactions.
Share Ownership Guidelines

Enstar Group Limited	44	2020 Proxy Statement

Our Share Ownership Guidelines require our executive officers and directors to achieve and maintain ownership of our ordinary shares at the levels specified in the table below within five years of becoming subject to the guidelines. An individual may not sell or otherwise dispose of Company shares (including during the five year accumulation period) until he or she has met his or her minimum ownership requirement, except that shares may be withheld upon vesting to satisfy tax obligations. All covered persons are currently in compliance with our Share Ownership Guidelines.

Covered Person	Ownership Requirement
CEO	6x base salary
President	3x base salary
COO	3x base salary
CFO & Other Executive Officers	1x base salary
Non-Employee Directors	3x annual cash retainer
Individuals may satisfy their ownership requirements with (i) shares owned directly or indirectly (including any shares held in retirement account or deferred compensation plan maintained by the Company), (ii) time vested restricted stock, RSUs or phantom stock, (iii) performance shares or PSUs (counted at target), or (iv) share units held in non-employee director deferred compensation plan. Shares are valued based on the closing price of the last completed calendar year. The Compensation Committee elected to use a 1x multiplier for the CFO and our other executive officers because these executives were each appointed to their officer roles relatively recently. These multipliers are reviewed on an annual basis.
Accounting Treatment of Compensation
We account for equity compensation paid to our employees based on the guidance of the Share-Based Payment topic of the Financial Accounting Standards Board Accounting Standards Codification, which requires us to estimate and record an expense for each award of equity compensation over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.
Compensation Risk Assessment
As part of our risk management practices, the Compensation Committee reviews and considers risk implications of and incentives created by our executive compensation program and our compensation policies and practices for the Company as a whole. At the Compensation Committee’s direction, representatives from our risk management and legal departments conducted a risk assessment of our compensation policies and practices for executives and all employees, which was discussed and reviewed by the Compensation Committee.
The review analyzes compensation governance processes, situations where compensation programs may have the potential to raise material risks to the Company, internal controls that mitigate the risk of incentive compensation having an adverse effect, and program elements that further mitigate these risks.
Through this review, the Compensation Committee has concluded that our compensation program does not create risks that are reasonably likely to have a material adverse effect on us.

Enstar Group Limited	45	2020 Proxy Statement

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K filed with the SEC on February 27, 2020 for the year ended December 31, 2019.
COMPENSATION COMMITTEE
B. Frederick Becker
Robert J. Campbell
Poul A. Winslow

Enstar Group Limited	46	2020 Proxy Statement

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table sets forth compensation earned in 2019, 2018 and 2017 by our Chief Executive Officer, Chief Financial Officer, President, Chief Operating Officer, and Chief Investment Officer. These individuals are referred to in this proxy statement as the "executive officers." The following table only includes information for the year or years in which such individuals qualified as named executive officers under SEC rules.

Name and Principal Position	Year	Salary(1)	Bonus		Stock Awards(2)	Non-Equity Plan Incentive Compensation(3)	All Other Compensation	Total
Dominic Silvester(4)	2019	$2,366,545	$		$—	$2,926,986	$219,719	$5,513,251
Chief Executive Officer	2018	$2,470,126	$		$—	$696,604	$277,858	$3,444,588
	2017	$2,366,424	$		$11,070,000	$2,899,926	$534,740	$16,871,090

Guy Bowker(5)	2019	$687,500	$		$724,981	$800,000	$238,736	$2,451,217
Chief Financial Officer	2018	$575,000		$263,500	$373,639	$316,250	$261,880	$1,790,269
	2017	$468,750	$		$309,828	$575,000	$105,334	$1,458,912

Paul O’Shea(6)	2019	$1,271,535	$		$—	$2,034,456	$297,139	$3,603,130
President	2018	$1,271,535	$		$—	$476,826	$295,297	$2,043,658
	2017	$1,265,302	$		$6,918,750	$1,907,303	$197,642	$10,288,997

Orla Gregory(7)	2019	$1,122,000	$		$—	$1,719,465	$282,186	$3,123,651
Chief Operating Officer	2018	$1,122,000	$		$—	$406,725	$290,570	$1,819,295
	2017	$1,116,500	$		$4,612,500	$1,626,900	$181,284	$7,537,184

Nazar Alobaidat(8)	2019	$505,625		$37,321	$3,349,847	$612,680	$12,027	$4,517,499
Chief Investment Officer

(1)
All base salary amounts are presented in United States Dollars ("USD"). The changes in Mr. Silvester's salary from 2017 to 2019 were the result of exchange rate fluctuation between British Pounds ("GBP") and USD; his salary was not changed in 2018 or 2019. Mr. Silvester's nominal base salary for 2017 through 2019 was £1,848,090. As of January 2020, his base salary has been decreased to £76,870. Amounts paid to Mr. Silvester in GBP have been converted to USD for presentation in this Summary Compensation Table as described below in footnote 4.

(2)
The amount shown in the Stock Awards column represents the aggregate grant date fair value of RSUs and PSUs granted to our executive officers in the applicable fiscal year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions made in the valuation of stock awards are discussed in Note 19 - Share-Based Compensation and Pensions to our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019. Amounts reported in the table in respect of PSUs granted in 2019 reflect a "target" level of performance, and the grant date fair value of such awards would have been as follows: Guy Bowker - $471,279 and Nazar Alobaidat - $227,520. If the maximum level of performance were to be achieved, then the number of shares that would be received in respect of such 2019 PSUs would be 150% of the number of PSUs granted, and the grant date value of such awards would have been as follows: Guy Bowker - $706,919 and Nazar Alobaidat - $341,280. Whether the recipients of PSUs will receive any shares in respect of PSU awards depends on whether Enstar achieves certain levels of growth in fully diluted book value per share or Operating Income ROE, as set forth in each award agreement.

(3)
The amounts reported reflect the actual performance-based annual incentive bonuses paid to each named executive officer for the applicable fiscal year pursuant to the Annual Incentive Plan. The bonuses paid pursuant to the Annual Incentive Plan are described above in "Compensation Discussion and Analysis - Annual Incentive Compensation.”

(4)
All Other Compensation for 2019 represents a payment in respect of retirement benefit contribution ($219,719). The retirement benefit contribution is a payment we provide to all of our U.K.-based employees. Pursuant to his employment agreement, we began compensating Mr. Silvester in GBP in April 2017, and amounts paid to him in GBP have been converted to USD at the then-prevailing exchange rate on the relevant payroll date or, in the case of annual incentive awards for 2018 and 2019, on the date of approval by the Compensation Committee.

(5)
All Other Compensation for 2019 represents: (i) cash payment in respect of retirement benefit contribution ($68,750) and (ii) payment of the employee’s share of Bermudian payroll and social insurance tax ($169,986). Both the retirement benefit contribution and the payroll and social insurance tax payment are payments we provide to all of our Bermuda-based employees.

(6)
All Other Compensation for 2019 represents: (i) cash payment in respect of retirement benefit contribution ($127,154) and (ii) payment of the employee’s share of Bermudian payroll and social insurance tax ($169,986). Both the retirement benefit contribution and the payroll and social insurance tax payment are payments we provide to all of our Bermuda-based employees.

(7)
All Other Compensation for 2019 represents: (i) cash payment in respect of retirement benefit contribution ($112,200) and (ii) payment of the employee’s share of Bermudian payroll and social insurance tax ($169,986). Both the retirement benefit contribution and the payroll and social insurance tax payment are payments we provide to all of our Bermuda-based employees.

(8)
All Other Compensation for 2019 represents a Company matching contribution under our 401(k) plan ($12,027). This Company matching contribution under our 401(k) plan is offered to all of our U.S.-based employees.

Enstar Group Limited	47	2020 Proxy Statement

Grants of Plan-Based Awards in 2019

Name	Award Type	Approval Date	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant date fair value of Stock and Option Awards(4)
				Threshold	Target	Maximum	Threshold	Target	Maximum
Dominic Silvester	AIP	n/a	n/a	$2,206,761	$2,819,751	$3,776,014

Guy Bowker	AIP	n/a	n/a	$554,625	$725,000	$917,125
	PSUs	2/20/2019	3/6/2019				853	1,422	2,133		$235,640
	PSUs	2/20/2019	3/6/2019				853	1,422	2,133		$235,640
	RSUs	2/20/2019	3/6/2019							1,531	$253,702

Paul O'Shea	AIP	n/a	n/a	$1,144,382	$1,907,303	$2,517,639

Orla Gregory	AIP	n/a	n/a	$1,009,800	$1,626,900	$2,159,850

Nazar Alobaidat	AIP	n/a	n/a	$388,238	$507,500	$641,988
	PSUs	2/20/2019	3/6/2019				412	686	1,029		$113,677
	PSUs	2/20/2019	3/6/2019				412	687	1,031		$113,843
	RSUs	2/20/2019	3/6/2019							739	$122,460
	RSUs	9/18/2019	9/18/2019							15,702	$2,999,867

(1)
The amounts reported in these columns represent estimated possible payouts of performance-based annual incentive cash bonuses under the 2019-2021 Annual Incentive Plan ("AIP") in respect of 2019, assuming threshold achievement, target achievement and maximum achievement of the applicable performance metrics and assuming full negative and positive exercise of the Committee Adjustment Amount for threshold and maximum awards, respectively. The Committee Adjustment Amount is described in detail in "Compensation Discussion and Analysis - Annual Incentive Compensation - Committee Adjustment Amount." The actual amounts paid to our named executive officers in respect of 2019 are included in the Summary Compensation Table in the "Non-Equity Incentive Plan Compensation" column.

(2)
The amounts reported in these columns represent grants pursuant to the Equity Plan during 2019 of PSUs that cliff vest following a three-year performance period, subject to the Company's achievement of certain levels of growth in fully diluted book value per share or Operating Income ROE, as determined by the Compensation Committee for each award granted . Failure by the Company to attain at least a threshold level of financial performance during the performance period in respect of an award would result in zero vesting of PSUs under such award.

(3)
The amounts reported in this column represent grants pursuant to the Equity Plan during 2019 of time-vested RSUs. Restricted share units granted during 2019 vest in three approximately equal annual installments beginning on November 19, 2019, except for 15,702 RSUs granted to Mr. Alobaidat, which cliff vest on the third anniversary of their grant date.

(4)
The amounts reported in this column represent the grant date fair value of RSUs and PSUs granted to our named executive officers in 2019, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment Agreements with Named Executive Officers
We have employment agreements with all of our named executive officers. Our agreements with Messrs. Silvester and O’Shea originally became effective as of May 1, 2007 following our public listing on the NASDAQ stock exchange and have been extended on subsequent occasions. Our employment agreements with Ms. Gregory, Mr. Bowker, and Mr. Alobaidat originally became effective as of August 18, 2015, July 28, 2015 and September 9, 2016, respectively.
On March 28, 2017, we entered into a new employment agreement with Mr. Silvester (subsequently amended on April 12, 2017) with a three-year term extending until April 17, 2020, which reflected his relocation to the United Kingdom on such date, among other changes. On May 19, 2017, we entered into new employment agreements with Mr. O'Shea and Ms. Gregory with three-years terms extending to May 19, 2020. These agreements for Messrs. Silvester and O'Shea and Ms. Gregory do not contain an automatic renewal clause or a mandatory cost-of-living base salary increase (as existed in the prior agreements).
On January 21, 2020, we entered into amended and restated employment agreements with Messrs. Silvester and O'Shea and Ms. Gregory, securing their services for additional three year terms beginning on that date. Mr. O'Shea's and Ms. Gregory's 2020 employment agreements include substantially the same terms as their prior agreements, except that the agreements provide for increased annual base salaries of $1,500,000 and $1,200,000, respectively.

Enstar Group Limited	48	2020 Proxy Statement

Mr. Silvester's 2020 employment agreement includes various changes designed to make the agreement consistent with Mr. Silvester's long-term incentive award granted in January 2020. Mr. Silvester's 2020 long-term incentive award and 2020 employment agreement are described in detail above under the heading "Compensation Discussion and Analysis - Executive Employment Agreements - 2020 Executive Officer Compensation Matters."
In connection with his appointment as Chief Financial Officer, we entered into a new employment agreement with Mr. Bowker effective as of January 1, 2018. Mr. Bowker's employment agreement continues until terminated in accordance with its terms. Mr. Bowker notified us in April 2020 of his intent to resign following a transition period expected to be until March 2021.
Mr. Alobaidat's employment agreement continues until terminated in accordance with its terms.
The material terms of each of the employment agreements are described below in the section entitled "Potential Payments upon Termination or Change in Control." The employment agreements also provide for certain benefits and certain restrictive covenants.
Incentive Awards
Awards granted under our Annual Incentive Plan and our Equity Plan are described in "Compensation Discussion and Analysis - Annual Incentive Compensation" and "Long-Term Incentive Compensation," respectively. During March of 2019, we granted RSU awards to Messrs. Bowker and Alobaidat that vest in three approximately equal tranches that began on November 17, 2019. Our RSUs generally do not begin vesting until the first anniversary of the date of grant. However, in connection with an administrative change to our long term incentive program to change the annual grant date of RSUs from November to March, the Compensation Committee allowed for a shortened initial vesting period for the first tranche of all RSUs granted in recognition of the cycle change.
Retirement and Other Benefits
We maintain retirement plans and programs for our employees in Bermuda, Australia, the United Kingdom, Europe, and the United States. On an annual basis, our employees and executive officers in Bermuda receive an amount equal to 10% of their base salaries in respect of a retirement benefit contribution. Our employees and executives in the United States receive a Company matching contribution under our 401(k) plan of up to 6% of base salary, subject to IRS maximums. The amounts paid to each of our executive officers in respect of these retirement benefits are included in the amounts shown in the "All Other Compensation" column of the Summary Compensation Table above. Amounts for other benefits included in the "All Other Compensation" column of the Summary Compensation Table are described in "Compensation Discussion and Analysis - Other Benefits and Perquisites."

Enstar Group Limited	49	2020 Proxy Statement

Outstanding Equity Awards at 2019 Fiscal Year-End
The following table sets forth information regarding all outstanding equity awards held by the executive officers at December 31, 2019.

			Option Awards			Stock Awards(1)
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Dominic Silvester	5/10/2017	(2)				5,000	$1,034,300
	5/10/2017	(3)				53,865	$11,142,514

Guy Bowker	1/3/2017	(3)				763	$157,834
	11/17/2017	(2)				297	$61,437
	1/2/2018	(4)						936	$193,518
	3/6/2019	(2)				1,021	$211,204
	3/6/2019	(5)						1,422	$294,155
	3/6/2019	(6)						2,133	$441,232

Paul O'Shea	5/10/2017	(2)				3,125	$646,438
	5/10/2017	(3)				33,666	$6,964,149

Orla Gregory	6/9/2014	(7)	20,000	$147.75	6/9/2024
	5/10/2017	(2)				2,084	$431,096
	5/10/2017	(3)				22,444	$4,642,766

Nazar Alobaidat	1/3/2017	(3)				1,187	$245,543
	11/17/2017	(2)				120	$24,823
	1/2/2018	(4)						373	$77,159
	4/10/2018	(4)						153	$31,546
	4/10/2018	(2)				56	$11,584
	3/6/2019	(2)				493	$101,982
	3/6/2019	(5)						686	$141,906
	3/6/2019	(6)						1,031	$213,169
	9/18/2019	(8)				15,702	$3,248,116

(1)	Market value of stock awards based on $206.86 per share, the closing price of our ordinary shares on December 31, 2019.

(2)
Represents a grant pursuant to the Equity Plan of RSUs that vest in three equal annual installments beginning on the first anniversary of the grant date, except in the case of RSUs granted on April 10, 2018 and March 6, 2019, which vest in three equal annual installments beginning on November 17, 2018 and November 17, 2019, respectively.

(3)
Represents a grant pursuant to the Equity Plan of PSUs that cliff vested following a three-year performance period that began on January 1, 2017 upon the Company's achievement of certain levels of growth in fully diluted book value per share selected by the Compensation Committee. The reported amount is the actual number of PSUs that vested on February 27, 2020 in respect of the performance period that ended on December 31, 2019.

(4)
Represents a grant pursuant to the Equity Plan of PSUs that cliff vests following a three-year performance period that began on January 1, 2018 subject to the Company's achievement of certain levels of growth in fully diluted book value per share selected by the Compensation Committee. The amount of unearned PSUs is reported in the “Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested” column based on the threshold (50% of target) number of PSUs that may be earned for the performance period.

(5)
Represents a grant pursuant to the Equity Plan of PSUs that cliff vests following a three-year performance period that began on January 1, 2019 subject to the Company's achievement of certain levels of growth in fully diluted book value per share selected by the Compensation Committee. The amount of unearned PSUs is reported in the “Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested” column based on the target number of PSUs that may be earned for the performance period.

(6)
Represents a grant pursuant to the Equity Plan of PSUs that cliff vests following a three-year performance period that began on January 1, 2019 subject to the Company's achievement of certain levels of Operating Income ROE selected by the Compensation Committee. The amount of unearned PSUs is reported in the “Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested” column based on the maximum (150% of target) number of PSUs that may be earned for the performance period.

Enstar Group Limited	50	2020 Proxy Statement

(7)	Represents fully vested cash-settled SARs granted in 2014. No shares of stock may be issued upon exercise.

(8)	Represents a grant pursuant to the Equity Plan of RSUs that cliff vest on the third anniversary of the grant date.
Option Exercises and Stock Vested during 2019 Fiscal Year
The following table sets forth information regarding the vesting of restricted shares held by the executive officers during the 2019 fiscal year.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dominic Silvester	5,000	$889,700	(1)
Guy Bowker	989	$200,045	(2)
Paul O'Shea	3,125	$556,063	(1)
Orla Gregory	2,083	$370,649	(1)
Nazar Alobdaidat	571	$115,496	(2)

(1)	Based on $177.94 per share, the closing price of our ordinary shares on May 10, 2019 (the vesting date).

(2)	Based on $202.27 per share, the closing price of our ordinary shares on November 17, 2019 (the vesting date).
Potential Payments upon Termination or Change in Control
This section describes payments that would be made to our executive officers following termination of employment or upon a change in control of the Company. In the first part of this section, we describe benefits under employment agreements and general plans that apply to any executive officer participating in those plans. We then provide estimated amounts of benefits assuming the occurrence of certain hypothetical termination events as of December 31, 2019.
Employment Agreements for our Named Executive Officers
The descriptions below set forth the material terms of the employment agreements with our named executive officers that were in effect as of December 31, 2019. On January 21, 2020, we entered into amended and restated employment agreements with Messrs. Silvester and O'Shea and Ms. Gregory, securing their services for additional three year terms beginning on that date. These agreements are described in detail in the Company's 8-K filed on January 27, 2020 and are summarized above under the heading "Compensation Discussion and Analysis - Executive Employment Agreements - 2020 Executive Compensation Matters."
Our executive officers are entitled to certain benefits under their employment agreements upon termination of their employment. An executive officer’s employment may terminate under any of the following circumstances: (i) by us for "cause" (as defined in the applicable executive’s agreement) or by the executive without "good reason" (as defined in the executive’s agreement, if applicable), (ii) by us without "cause" or by the executive with "good reason," (iii) following a "change of control" (as defined in the applicable executive’s agreement), (iv) upon the executive’s death or disability and (v) after expiration of the term of employment for agreements with a set term.
Upon termination for any reason, each executive is entitled to any salary, bonuses, expense reimbursement and similar amounts (including pension benefits) that were already earned, but not yet paid.
Termination for "Cause" or Voluntary Termination without "Good Reason." If we terminate the employment agreement of Mr. Silvester, Mr. O'Shea, Ms. Gregory or Mr. Bowker for "cause," or if one of them voluntarily terminates his or her employment agreement with us without "good reason," we will not be obligated to make any payments to the executive officer other than amounts that have been fully earned by, but not yet paid to, the executive officer. If we terminate the employment agreement of Mr. Alobaidat for "cause," or if Mr. Alobaidat terminates his employment for any reason, we will not be obligated to make any payments to him other than amounts that have been fully earned by, but not yet paid to, him.
Termination "without Cause" or Termination with "Good Reason." Our executive officers are entitled to the benefits described below if: (i) we terminate the executive officer’s employment "without cause" or (ii) for certain executives, if the executive officer terminates his or her employment with "good reason": (A) any amounts (including salary, bonuses, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, the executive officer as of the date of termination; (B) a lump sum amount equal to three times the executive officer’s annual base salary (for Messrs. Silvester and O'Shea), two times (for Ms. Gregory), one time (for Mr. Bowker) and a continuation of base salary payments for a period of 3 months (for Mr. Alobaidat); (C) continued medical benefits coverage for the executive officer, his or her spouse and dependents at our expense for 36 months (for Messrs. Silvester and O'Shea), 24 months (for Ms. Gregory) and 12 months (for Mr. Bowker); (D) vesting of each outstanding unvested equity incentive award, if any, granted to the executive officer before, on or within three years of the effective date of the employment agreement (for

Enstar Group Limited	51	2020 Proxy Statement

Messrs. Silvester and O'Shea and Ms. Gregory); and (E) for the year in which the executive officer’s employment terminates, provided that we achieve any performance goals established in accordance with any incentive plan in which the executive officer participates, an amount equal to the bonus that the executive officer would have received had he or she been employed by us for the full year (an "Incentive Plan Payment") for Messrs. Silvester and O'Shea and Ms. Gregory and an Incentive Plan Payment reduced on a pro rata basis to reflect the amount of calendar days during the year that he was employed (a "Pro Rata Incentive Plan Payment") for Mr. Bowker.
Termination following a Change in Control. The employment agreements in effect at the end of 2019 with our executive officers require termination of employment following a change of control in order for the executive officer to be entitled to the prescribed employment agreement benefits. Termination of employment following a change in control would entitle the executive officer to the same benefits described above under "Termination without Cause/Termination with Good Reason" provided that: (i) termination by us is "without cause" or (ii) termination by the executive is with "good reason," depending on the terms of the individual executive's agreement.
Under the employment agreements in effect at the end of 2019, if an executive ends his or her employment following a change in control without "good reason" (if applicable), the executive would receive earned but unpaid compensation as of the termination date under his or her employment agreement.
Death of Executive. In the event of an executive officer’s death, his or her employment agreement automatically terminates, and his or her designated beneficiary or legal representatives are entitled to: (A) a lump sum payment equal to five times the executive officer’s annual base salary in effect at the time of his or her death (for Messrs. Silvester and O'Shea and Ms. Gregory); (B) a Pro Rata Incentive Plan Payment; and (C) continued medical benefits coverage under the employment agreement for the executive officer’s spouse and dependents for a period of 36 months (for Messrs. Silvester and O'Shea), 24 months (for Ms. Gregory) and 12 months (for Mr. Bowker) following death. The Company self-insures its obligation to fund the difference between the contractually provided lump sum amount payable in the event of the death of Messrs. Silvester or O'Shea or Ms. Gregory and the life insurance benefit provided by each executive's participation in the Company's life insurance benefit provided to all employees.
Disability of Executive. For Mr. Silvester, Mr. O'Shea, Ms. Gregory and Mr. Bowker, either the executive officer or we may terminate his or her employment agreement if the executive officer becomes disabled (as defined in the applicable executive’s agreement). If the executive officer’s employment ends because of disability, then he or she is entitled to: (A) any amounts (including salary, bonuses, expense reimbursement, etc.) that have been fully earned by, but not yet paid to, the executive officer as of the date of such termination; (B) base salary for a period of 36 months (for Messrs. Silvester and O'Shea), 24 months (for Ms. Gregory) and 12 months (for Mr. Bowker) - with base salary payments being offset by any payments to the executive officer under the Company's disability insurance policies; (C) a Pro Rata Incentive Plan Payment (for Mr. Silvester, Mr. O'Shea, Ms. Gregory and Mr. Bowker); and (D) continued medical benefits coverage for the executive officer, his or her spouse and dependents at our expense for a period of 36 months (for Messrs. Silvester and O'Shea), 24 months (for Ms. Gregory) and 12 months (for Mr. Bowker).
Restrictive Covenants. In addition, the employment agreements of Messrs. Silvester and O'Shea and Ms. Gregory provide the Company with certain protections in the form of restrictive covenants, including that if the executive fails to remain employed through the current term (other than in the event of termination by the Company "without cause" or by the executive with "good reason"), he or she may not compete with us for a specified period following the date of termination of employment. Such specified periods are 18 months with respect to Messrs. Silvester and O'Shea and 12 months with respect to Ms. Gregory. These agreements, and the agreements for Messrs. Bowker and Alobaidat, also include restrictive covenants regarding non-solicitation, confidentiality, and non-disparagement. Mr. Bowker is subject to restrictive covenants regarding post-termination non-solicitation for a period of 12 months and Mr. Alobaidat is subject to restrictive covenants regarding post-termination non-solicitation and non-competition for a period of 6 months.
Annual Incentive Plan
Under the Annual Incentive Plan, a change in control would accelerate payment of bonuses by changing the measurement period to determine bonuses from the calendar year to a period that begins on the first day of the calendar year and ends on the date of the change in control.
Equity Incentive Plan
Our Equity Plan provides that PSUs and RSUs awards will not fully vest, nor will payments be made in respect of outstanding PSU and RSU awards, if the Compensation Committee determines, prior to a change in control, that the surviving or successor corporation will assume all such outstanding awards, or substitute a new award of the same type for each such outstanding award. If such assumption or substitution does not occur, the Compensation Committee may fully vest all such outstanding awards in the event of a change in control and may terminate such outstanding

Enstar Group Limited	52	2020 Proxy Statement

awards in exchange for a settlement payment based upon the price per share received in connection with the change in control. The Equity Plan further provides that, unless otherwise determined by the Compensation Committee, PSUs with respect to completed performance periods shall be paid if earned and with respect to in-progress performance periods, a pro-rata portion of the target award opportunity shall be paid based on the portion of the performance period that has been completed as of the date of the change in control.

Enstar Group Limited	53	2020 Proxy Statement

Hypothetical Payments and Benefits
The following table sets forth the benefits payable to each executive officer assuming the occurrence of certain hypothetical events on December 31, 2019. On January 21, 2020, we entered into amended and restated employment agreements with Messrs. Silvester and O'Shea and Ms. Gregory, securing their services for additional three-year terms beginning on that date. These agreements are described in detail in the Company's 8-K filed on January 27, 2020 and are summarized above under the heading "Compensation Discussion and Analysis - Executive Employment Agreements - 2020 Executive Compensation Decisions."

Name	Executive Voluntary Termination or Company Termination for Cause(1)	Executive Voluntary Termination for Good Reason, Company Termination Without Cause(2)		Change in Control		Death	Disability
Dominic Silvester
Base Salary	$—	$7,355,871	(3)	$—		$—	$7,355,871	(4)
Bonus(5)	$—	$2,926,986		$2,926,986	(10)	$2,926,986	$2,926,986
Medical Benefits(6)	$—	$107,974		$—		$107,974	$107,974
Contractual Life Benefit(7)	$—	$—		$—		$12,259,786	$—
Accelerated Vesting(8)	$—	$10,343,000		$10,343,000		$10,343,000	$10,343,000
TOTAL	$—	$20,733,831		$13,269,986		$25,637,745	$20,733,831

Guy Bowker
Base Salary	$—	$725,000	(3)	$—		$—	$725,000	(4)
Bonus(5)	$—	$800,000		$800,000	(10)	$800,000	$800,000
Medical Benefits(6)	$—	$35,991		$—		$35,991	$35,991
Contractual Life Benefit	$—	$—		$—		$—	$—
Accelerated Vesting(8)	$—	$628,716	(9)	$742,283		$742,283	$742,283
TOTAL	$—	$2,189,708		$1,542,283		$1,578,274	$2,303,274

Paul O'Shea
Base Salary	$—	$3,814,605	(3)	$—		$—	$3,814,605	(4)
Bonus(5)	$—	$2,034,456		$2,034,456	(10)	$2,034,456	$2,034,456
Medical Benefits(6)	$—	$107,974		$—		$107,974	$107,974
Contractual Life Benefit(7)	$—	$—		$—		$6,357,675	$—
Accelerated Vesting(8)	$—	$6,464,375		$6,464,375		$6,464,375	$6,464,375
TOTAL	$—	$12,421,410		$8,498,831		$14,964,480	$12,421,410

Orla Gregory
Base Salary	$—	$2,244,000	(3)	$—		$—	$2,244,000	(4)
Bonus(5)	$—	$1,719,465		$1,719,465	(10)	$1,719,465	$1,719,465
Medical Benefits(6)	$—	$26,719		$—		$26,719	$26,719
Contractual Life Benefit(7)	$—	$—		$—		$5,610,000	$—
Accelerated Vesting(8)	$—	$4,309,721		$4,309,721		$4,309,721	$4,309,721
TOTAL	$—	$8,299,905		$6,029,186		$11,665,905	$8,299,905

Nazar Alobaidat
Base Salary	$—	$126,875	(3)	$—		$—	$—
Bonus	$—	$—		$612,680	(10)	$—	$—
Medical Benefits	$—	$—		$—		$—	$—
Contractual Life Benefit	$—	$—		$—		$—	$—
Accelerated Vesting(8)	$—	$3,578,747	(9)	$3,824,290		$3,824,290	$3,824,290
TOTAL	$—	$3,705,622		$4,436,969		$3,824,290	$3,824,290

(1)
Upon termination, the executive officer would be entitled only to amounts (including salary, bonus, expense reimbursement, etc.) that have been fully earned but not yet paid on the date of termination.

(2)	An executive officer terminated without cause or resigning with good reason within one year of a change in control would receive benefits equivalent to those set forth in this column.

Enstar Group Limited	54	2020 Proxy Statement

(3)
Reflects a lump sum payment equal to three times annual base salary in effect on December 31, 2019 for Messrs. Silvester and O'Shea; two times annual base salary for Ms. Gregory, and one time annual base salary for Mr. Bowker. Mr. Alobaidat would receive three months continuation of base salary for only in the event of termination by the Company without cause.

(4)
Reflects annual base salary in effect on December 31, 2019 for a period of 36 months for Messrs. Silvester and O'Shea, 24 months for Ms. Gregory and 12 months for Mr. Bowker, payable in accordance with our regular payroll practices, which would be offset by any amounts we recover under the Company's disability insurance policies.

(5)
Bonus payments for the 2019 year were determined in accordance with the process described in "Compensation Discussion and Analysis - Annual Incentive Compensation", the bonus amount is assumed to be equal to the actual bonus awarded to the executive officer for the year ended December 31, 2019, which was paid in cash in 2020.

(6)
Reflects the value of continued coverage under medical plans for certain executive officers and their respective families and assumes continuation of premiums paid by us as of December 31, 2019 for the maximum coverage period of 36 months for Messrs. Silvester and O'Shea, 24 months for Ms. Gregory and 12 months for Mr. Bowker.

(7)
Reflects a lump sum payment of five times annual base salary. The Company self-insures its obligation to fund the difference between the contractually provided lump sum amount payable and that provided by the executive's participation in the Company's group life insurance policies.

(8)	Based on $206.86 per share, the closing price of our ordinary shares on December 31, 2019.

(9)	Messrs. Bowker and Alobaidat are entitled to accelerated vesting of outstanding equity awards only upon termination by the Company without cause.

(10)
Under the Annual Incentive Plan, a change in control would accelerate payment of bonuses by changing the measurement period to determine bonuses from the calendar year to a period that begins on the first day of the calendar year and ends on the date of the change in control. However, the Annual Incentive Plan does not create a contractual right to receive a bonus payment upon a change of control.

Enstar Group Limited	55	2020 Proxy Statement

CEO PAY RATIO
SEC rules require the Company to determine the annual total compensation of our median-compensated employee for 2019 and present a comparison of that person's compensation to the annual total compensation of our CEO, Dominic Silvester. Our pay ratio was calculated using the ratio of Mr. Silvester's annual total compensation (as reported in the Summary Compensation Table) to the annual total compensation of our median employee (calculated in accordance with the Summary Compensation Table rules), for fiscal year 2019. Mr. Silvester's 2019 annual total reported compensation was $5,513,251. The 2019 annual total compensation of our median compensated employee was $91,821. Accordingly, our pay ratio for 2019 was 60 to 1, compared to 39 to 1 for 2018. The increase was primarily attributable to the lower bonus payment received by the CEO for 2018 compared to 2019 due to the significant improvement in our financial results in 2019.
To calculate our CEO pay ratio, we identified a median-compensated employee for whom 2019 annual total compensation could be determined. We determined the median-compensated employee by collecting compensation data for all of our full- and part-time staff employed by us across all jurisdictions on October 1, 2019, excluding Mr. Silvester. We excluded from this population all personnel classified as independent contractors whose compensation is determined by third parties. This process resulted in the use of a different person as the median-compensated employee than the prior year.
To identify the median-compensated employee, we used total cash compensation as our compensation measure, which included (i) base salary or wages, including overtime, and (ii) annual incentive payments made during the one-year period ended September 30, 2019. Equity compensation, including any equity awards settled in cash, was not included in total cash compensation. We did not make any cost-of-living or other adjustments, assumptions or estimates. Total cash compensation paid in a foreign currency was converted to U.S. Dollars at prevailing exchange rates as of September 30, 2019.
EQUITY COMPENSATION PLAN INFORMATION
The following table presents information regarding our equity compensation plans as of December 31, 2019.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders	—	$—	1,137,982	(1)
Equity compensation plans not approved by security holders	55,919	$126.01	43,735	(2)
Total			1,181,717

(1)
Consists of 1,040,027 ordinary shares that are available for future issuance under the Equity Plan and 97,955 ordinary shares available under the Enstar Group Limited Employee Share Purchase Plan as of December 31, 2019.

(2)	Consists of ordinary shares available for future issuance under the Deferred Compensation Plan, which is described above under "Director Compensation - Deferred Compensation Plan."

Enstar Group Limited	56	2020 Proxy Statement

AUDIT COMMITTEE REPORT
The primary purpose of the Audit Committee is to assist the Board of Directors in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance, and the performance of the Company’s internal audit function. The Audit Committee is solely responsible for the appointment, retention, and compensation of the Company’s independent registered public accounting firm. It is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. This is the responsibility of management and the independent auditors, as appropriate.
In performing its duties, the Audit Committee:

•	has reviewed the Company’s audited financial statements for the year ended December 31, 2019 and had discussions with management regarding the audited financial statements;

•
has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Commission;

•
has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence; and

•	has discussed with the independent registered public accounting firm their independence, the audited financial statements and other matters the Audit Committee deemed relevant and appropriate.
Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2019 be included in the Company’s Annual Report on Form 10-K for that year.
AUDIT COMMITTEE
Robert J. Campbell, Chairman
B. Frederick Becker
Hitesh R. Patel

Enstar Group Limited	57	2020 Proxy Statement

PROPOSAL NO. 1 — ELECTION OF DIRECTORS
Three Class II directors are to be elected at the Annual General Meeting to hold office until our annual general meeting in 2023:
B. Frederick Becker
James D. Carey
W. Myron Hendry, Jr.
Hitesh R. Patel

Messrs. Becker, Carey, Hendry and Patel are currently serving as directors, and their biographies are presented above under "Corporate Governance - Board of Directors." Included in each nominee’s biography is an assessment of his specific qualifications, attributes, skills, and experience.
Our Board nominated Messrs. Becker, Carey, Hendry, and Patel following the recommendation by our Nominating and Governance Committee, a committee comprised entirely of independent directors. Each nominee has consented to serve if elected. We do not expect that any nominee will become unavailable for election as a director, but if a nominee should become unavailable prior to the meeting, the proxies to vote for such nominee will instead either be voted for a substitute nominee recommended by our Board, or not voted, if the Board determines in its discretion that the position should remain vacant.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES

Enstar Group Limited	58	2020 Proxy Statement

PROPOSAL NO. 2 — ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
We hold an advisory vote on our executive compensation each year. Accordingly, we are asking our shareholders to cast an advisory vote to approve the compensation of our executive officers as disclosed in this proxy statement.
Before you vote, we urge you to read the Compensation Discussion and Analysis and the Executive Compensation Tables sections of this proxy statement for additional details on our executive compensation, including its governance, framework, components, and the compensation decisions for our executive officers for 2019.
As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board values the opinions of our shareholders, and will, as it did last year, carefully consider the outcome of the vote when making future decisions on the compensation of our executive officers and our executive compensation principles, policies and procedures.
We ask our shareholders to approve the compensation of our executive officers by voting "FOR" the following resolution:
RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the executive officers, as disclosed in the Company’s proxy statement for the 2020 Annual General Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

THE BOARD RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

Enstar Group Limited	59	2020 Proxy Statement

PROPOSAL NO. 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board has reappointed KPMG Audit Limited ("KPMG"), as our independent registered public accounting firm for the year ending December 31, 2020. At the Annual General Meeting, shareholders will be asked to ratify this appointment and to authorize our Board, acting through the Audit Committee, to approve the fees for KPMG. KPMG has served as our independent registered public accounting firm since our shareholders ratified its appointment at the 2012 annual general meeting. Representatives of KPMG are expected to be present at the virtual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020 AND THE AUTHORIZATION OF OUR BOARD, ACTING THROUGH THE AUDIT COMMITTEE, TO APPROVE THE FEES FOR THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Non-Audit Fees
Aggregate fees for professional services rendered to us by KPMG and KPMG member firms for the years ended December 31, 2019 and 2018 are set forth below.

	2019	2018
	(in US dollars)
Audit Fees	$8,948,000	$8,635,000
Audit-Related Fees	$362,000	$377,000
Tax Fees	$56,000	$73,000
All Other Fees	$15,000	$142,000
Total	$9,381,000	$9,227,000
Audit Fees for the years ended December 31, 2019 and 2018 were for professional services rendered for the audit of our annual financial statements, for the review of our quarterly financial statements, for services in connection with the audits for insurance statutory and regulatory purposes in the various jurisdictions in which we operate and for the provision of consents relating to our filings with the SEC.
Audit-Related Fees for the years ended December 31, 2019 and 2018 consisted primarily of professional services rendered for financial accounting and reporting consultations.
Tax Fees for the years ended December 31, 2019 and 2018 were for professional services rendered for tax compliance and tax consulting.
All Other Fees for the year ended December 31, 2019 and 2018 were for professional services rendered for certain subsidiary matters.
Consideration of Auditor Independence
The Audit Committee has concluded that the provision of the non-audit services by KPMG is compatible with maintaining its independence.
Procedures for Pre-Approval of Audit and Non-Audit Services
Our Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. During 2019, the Audit Committee also granted its pre-approval for specific types of tax and other non-audit services with specified fee structures that may be provided by KPMG. Any engagements falling within these pre-approved outlines can be entered into, with KPMG and management reporting the details of any such pre-approved engagements to the Audit Committee at its next meeting. The Audit Committee will review the scope of the pre-approval annually. In the event it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval at a time that does not correspond to a committee meeting, the Audit Committee has delegated authority to review and approve such services to the Audit Committee Chairman, who would report any such approvals to the full committee at its next meeting.

Enstar Group Limited	60	2020 Proxy Statement

For the year ended December 31, 2019, the Audit Committee approved all audit and non-audit services by our independent registered public accounting firm either on an individual basis as the need arose or by way of the pre-approval process described above.

Enstar Group Limited	61	2020 Proxy Statement

OTHER GOVERNANCE MATTERS
Shareholder Proposals for the 2021 Annual General Meeting
Shareholder proposals intended for inclusion in the proxy statement for the 2021 annual general meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act should be sent to our Corporate Secretary at Enstar Group Limited, P.O. Box HM 2267, Windsor Place, 3rd Floor, 22 Queen Street, Hamilton, HM JX, Bermuda and must be received by December 29, 2020 and otherwise comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the 2021 proxy materials. If the date of next year’s annual general meeting is moved more than 30 days before or after the anniversary date of this year’s annual general meeting, the deadline for inclusion of proposals in our proxy materials is instead a reasonable time before we begin to print and mail our proxy materials. If the December 29, 2020 deadline is missed, a shareholder proposal may still be submitted for consideration at the 2021 annual general meeting of shareholders if it is received no later than March 14, 2021, although it will not be included in the proxy statement. If a shareholder’s proposal is not timely received, then the proxies designated by our Board for the 2021 annual general meeting of shareholders may vote in their discretion on any such proposal the ordinary shares for which they have been appointed proxies without mention of such matter in the proxy materials for such meeting.
Householding
Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of the Notice and, if applicable, the proxy materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of the Notice and, if applicable, the proxy materials to you if you request them by calling or writing to Investor Relations at Enstar Group Limited, P.O. Box HM 2267, Windsor Place, 3rd Floor, 22 Queen Street, Hamilton, HM JX, Bermuda (Telephone: (441) 292-3645). If you want to receive separate copies of the Notice and, if applicable, the proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address or phone number.
Other Matters
We know of no specific matter to be brought before the meeting that is not referred to in this proxy statement. If any other matter properly comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote the proxies in accordance with their best judgment on such matter.

WE WILL FURNISH, WITHOUT CHARGE TO ANY SHAREHOLDER, A COPY OF ANY EXHIBIT TO OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2019 UPON WRITTEN REQUEST TO INVESTOR RELATIONS, C/O ENSTAR GROUP LIMITED, P.O. BOX HM 2267, WINDSOR PLACE, 3RD FLOOR, 22 QUEEN STREET, HAMILTON, HM JX, BERMUDA

Enstar Group Limited	62	2020 Proxy Statement

ENSTAR GROUP LIMITED P.O. BOX HM 2267 WINDSOR PLACE, 3RD FLOOR 22 QUEEN STREET, HAMILTON HM JX, BERMUDA
VOTE BY INTERNET - www.proxyvote.com/ESGR

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 10, 2020 for shares held directly and by 11:59 p.m. Eastern Time on June 8, 2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/ESGR2020

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 10, 2020 for shares held directly and by 11:59 p.m. Eastern Time on June 8, 2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENSTAR GROUP LIMITED

The Board of Directors recommends you vote FOR the nominees for directors:

1.	Election of Directors	For	Against	Abstain

	1a. B. Frederick Becker	☐	☐	☐

	1b. James Carey	☐	☐	☐

	1c. W. Myron Hendry, Jr.	☐	☐	☐

	1d. Hitesh Patel	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals No. 2 and 3					For	Against	Abstain

2.	Advisory vote to approve executive compensation.				☐	☐	☐

3.
To ratify the appointment of KPMG Audit Limited as our independent registered public accounting firm for 2020 and to authorize the Board of Directors, acting through the Audit Committee, to approve the fees for the independent registered public accounting firm.
					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date

Enstar Group Limited	63	2020 Proxy Statement

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com/ESGR.

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

ENSTAR GROUP LIMITED Annual General Meeting of Shareholders June 11, 2020 This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Dominic F. Silvester and Paul J. O'Shea, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of ENSTAR GROUP LIMITED that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 9:00 AM, ADT on June 11, 2020 held live via webcast at www.virtualshareholdermeeting.com/ESGR2020, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

Enstar Group Limited	64	2020 Proxy Statement